Exhibit 10.2

REAL PROPERTY ASSET PURCHASE AGREEMENT

BY AND AMONG

Prospect Medical Holdings, Inc.,

as "Prospect Medical"

AND

THE ENTITIES IDENTIFIED AS “SELLERS,” "BORROWER" AND "Operator Lessees" ON SCHEDULE 1-A ATTACHED HERETO,

collectively as the "Prospect Medical Subsidiaries"

AND

THE ENTITIES IDENTIFIED AS “BUYERS,” "LENDER" AND “MPT TRS LENDER” ON SCHEDULE 1-B ATTACHED HERETO,

collectively as the "MPT Parties"

Dated as of July 10, 2019

	3.7	Financing	27
4.	PRE-CLOSING COVENANTS		27
	4.1	Conduct of Business Prior to Closing	27
	4.2	Repayment of Indebtedness and Release of Encumbrances	28
	4.3	Insurance	28
	4.4	Consent to Collateral Assignment	28
	4.5	Title and Survey Review	29
	4.6	Damage or Condemnation of Real Property	30
5.	ADDITIONAL AGREEMENTS		30
	5.1	Access to Information	30
	5.2	Third Party Consents and Regulatory Approvals	32
	5.3	Confidentiality; Press Releases	32
	5.4	No Shop; Alternative Proposals	33
	5.5	Collateral Assignments	33
	5.6	Further Action	34
	5.7	Special Condition Property	34
	5.8	Use of Proceeds	34
	5.9	Other Actions by Parties	34
6.	CONDITIONS TO OBLIGATION TO CLOSE; DELIVERABLES; CLOSING MATTERS		35
	6.1	Conditions to the Obligations of Each Party to Effect the Transactions	35
	6.2	Additional Conditions to Obligations of the MPT Parties	35
	6.3	Additional Conditions to Obligations of the Prospect Medical Parties	38
	6.4	Closing of Special Condition Property	39
	6.5	Closing Cost Allocations and Prorations	39
7.	TERMINATION		40
	7.1	Termination	40
	7.2	Effect of Termination	41
8.	SURVIVAL: INDEMNIFICATION		41
	8.1	Survival	41
	8.2	Prospect Medical Parties' Agreement to Indemnify	41
	8.3	MPT Parties' Agreement to Indemnify	42
	8.4	Notification and Defense of Claims	42
	8.5	Investigations	43
	8.6	Limitation of Liability	43
	8.7	Exclusive Remedy	43
9.	REPRESENTATIVES OF PARTIES		44
	9.1	Prospect Medical Parties	44
	9.2	MPT Parties	44
10.	GENERAL PROVISIONS		44
	10.1	Notices	44
	10.2	Disclosure Schedules	46
	10.3	Assignment	46
	10.4	Severability	46
	10.5	Interpretation	47
	10.6	Fees and Expenses	47

ii

10.7	Governing Law	47
10.8	Jurisdiction and Venue	48
10.9	Waiver of Jury Trial	48
10.10	Specific Performance and Remedies	49
10.11	Entire Agreement; Modification	49
10.12	Extension; Waiver	50
10.13	Joint Drafting	50
10.14	Counterparts	50
10.15	Binding Effect; No Third Part Beneficiaries	50
10.16	Exhibits within Exhibits	50
10.17	No Recourse	50
10.18	Electronically Transmitted Signatures	51
10.19	Necessary Actions	51

iii

REAL PROPERTY ASSET PURCHASE AGREEMENT

THIS REAL PROPERTY ASSET PURCHASE AGREEMENT ("Agreement") made and entered into as of July 10, 2019 (the "Effective Date"), by and among PROSPECT MEDICAL HOLDINGS, INC., a Delaware corporation (“Prospect Medical”), the entities listed on Schedule 1-A under the heading “Sellers” (individually and collectively as the context may require, the "Sellers" and for purposes of this Agreement, "Sellers" shall be deemed to include the Special Condition Sellers from and after the Effective Date), Alta Newport Hospital, Inc., a California corporation (the "Borrower"), and the entities listed on Schedule 1-A hereto under the heading "Operator Lessees" (individually and collectively as the context may require, the "Operator Lessees" and together with the Sellers and Borrower, collectively, the "Prospect Medical Subsidiaries"), and the entities listed on Schedule 1-B hereto under the heading "Buyers" (individually and collectively as the context may require, the "Buyers"), MPT of Tustin PMH, L.P., a Delaware limited partnership (the "Lender"), and MPT TRS Lender PMH, LLC, a Delaware limited liability company (the "MPT TRS Lender" and together with the Buyers and the Lender, the "MPT Parties"). Prospect Medical, the Prospect Medical Subsidiaries, and the MPT Parties are herein sometimes collectively referred to as the "Parties."  An index of defined terms used in this Agreement is attached as Annex A hereto.

RECITALS

WHEREAS, the Sellers and the Borrower collectively own certain separate tracts of land in the States of California, Connecticut, and Rhode Island, and the Commonwealth of Pennsylvania, with common street addresses listed on EXHIBIT A attached hereto, the legal descriptions of which will be finalized pursuant to Section 4.5 (such land, including all hereditaments, easements, rights of way and other appurtenances related thereto, the "Land"), and all Improvements located thereon (the Land and such Improvements located thereon are sometimes collectively referred to herein as the "Real Property");

WHEREAS, the Sellers, the Operator Lessees, and the Borrower collectively operate a portfolio of healthcare facilities in the States of California, Connecticut, and Rhode Island, and the Commonwealth of Pennsylvania, located on the Real Property (each such facility shall be individually referred to as a "Facility" and collectively, the "Facilities");

WHEREAS, subject to satisfaction of the terms and conditions set forth herein, each Seller hereby agrees (and on behalf of the Special Condition Seller, Prospect Medical hereby agrees) to sell to the applicable Buyer and each Buyer hereby agrees to purchase from the applicable Seller, the applicable Acquired Assets (as defined below) owned by such Seller, for the amounts set forth on Schedule 1-C (collectively, the "Sales");

WHEREAS, subject to satisfaction of the terms and conditions set forth herein, Borrower hereby agrees to borrow from the Lender and the Lender hereby agrees to make the mortgage loan to the Borrower, of the aggregate amount set forth on Schedule 1-D (collectively, the "Mortgage Loan");

WHEREAS, in connection with the closing of the transactions contemplated hereby: (i) certain of the Buyers, as landlords, and certain of the Sellers or Operator Lessees, as tenants, shall enter into a Master Lease Agreement in the form attached hereto as EXHIBIT B (the "Master Lease I") with respect to the portions of the Real Property described on Exhibit A as "Master Lease I Properties"; (ii) certain of the Buyers, as landlords, and certain of the Sellers or Operator Lessees, as tenants, shall enter into a Master Lease Agreement in the form of Master Lease I, but with the riders and inserts attached hereto as EXHIBIT C (the "Master Lease II" and together with Master Lease I, the "Master Leases") with respect to the portions of the Real Property described on Exhibit A as "Master Lease II Properties"; (iii) the Lender and the Borrower shall enter into that certain Real Estate Loan Agreement in the form attached hereto as EXHIBIT D (the "Mortgage Loan Agreement"), with respect to the portion of the Real Property described on Exhibit A as "Mortgage Loan Property," together with the Mortgage (as hereinafter defined), the Promissory Note (as hereinafter defined) and the other documents and instruments contemplated therein (collectively, with the Mortgage Loan Agreement, the "Mortgage Loan Documents"), pursuant to which the Lender shall make the Mortgage Loan to the Borrower; and (iv) the MPT TRS Lender shall make the TRS Loan (as herein defined) to Prospect Medical, which shall be evidenced by a Promissory Note in the form attached hereto as Exhibit E (the "TRS Note");

WHEREAS, notwithstanding that the parties are structuring the Sales transactions as a sale/leaseback, for state, federal and local income tax purposes the parties intend to treat the Sales involving solely those portions of the Real Property described on Exhibit A as "Master Lease II Properties" as a financing secured by such portion of the Real Property as more fully described in this Agreement;

WHEREAS, the Master Leases, the Mortgage Loan Agreement and the TRS Note will be cross-collateralized and cross-defaulted; and

WHEREAS, subject to satisfaction of the terms and conditions set forth herein, the consummation of the Sales, the TRS Loan, and the making of the Mortgage Loan (and the payment of the aggregate Purchase Price and the advancing of the TRS Loan Amount and the Mortgage Loan Amount (each as hereafter defined) will occur simultaneously, other than the consummation of the Sales with respect to the Special Condition Property which will occur once the Special Conditions have been satisfied (collectively, the "Transactions").

AGREEMENT

NOW, THEREFORE, in consideration of the respective agreements and commitments set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, it is hereby agreed by and among the Parties as follows:

1.BASIC TRANSACTION.

1.1Sale and Purchase and Financing of Assets.  On and subject to satisfaction of the terms and conditions of this Agreement, (i) each Seller agrees to sell, assign, convey, transfer and deliver to the applicable Buyer and each such Buyer hereby agrees to purchase and otherwise acquire from such Seller, all of such Seller's right, title and interest in and to the Acquired Assets (free and clear of all Encumbrances other than Permitted Encumbrances) for the amounts set forth on Schedule 1-C, (ii) Prospect Medical agrees to obtain the TRS Loan from the TRS Lender pursuant to the TRS Note, and the TRS Lender agrees to make the TRS Loan to Prospect Medical, and (iii) the Borrower agrees to obtain a first-priority mortgage loan from the Lender and such Lender hereby agrees to make a first-priority mortgage loan to the Borrower, all secured by the Financed Asset (free and clear of all Encumbrances other than Permitted Encumbrances) in the amounts set forth on Schedule 1-D, and in accordance with the terms of the Mortgage Loan Documents. Except as otherwise expressly provided to the contrary herein, the obligations and liabilities of Prospect Medical and the Prospect Medical Subsidiaries (collectively, the "Prospect Medical Parties") under this Agreement shall be joint and several and the MPT Parties' obligations and liabilities under this Agreement shall be joint and several.

The terms "Acquired Assets" and "Financed Asset" shall mean, with respect to each Seller and/or Borrower, individually and as applicable, all of such Seller's and/or Borrower's right, title and interest in and to the following:

(a)All Real Property;

(b)To the extent permitted by applicable law and legally assignable, all intangible property relating exclusively to the Real Property, including, but not limited to, zoning rights, Licenses (other than those Licenses relating to the operation of the Facilities, including, without limitation, the Healthcare Licenses, which are specifically excluded) and Warranties and indemnifications or similar rights affecting or inuring to the benefit of the Real Property or the owner thereof; and

(c)To the extent owned and in the possession or control of any of the Prospect Medical Parties, all site plans, surveys, architectural drawings, plans and specifications, building condition inspection reports, engineering and environmental plans and studies, title reports, floor plans and landscape plans relating to the Real Property (collectively the “Property Documents”).

1.2Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 1.1 above, each of the Prospect Medical Parties, as applicable, shall retain all of its right, title and interest in and to and shall have no obligation to (and shall not be deemed to) sell, assign, convey, transfer, mortgage, pledge, hypothecate or otherwise deliver to Buyers and/or Lender, as applicable, any or all of its assets and properties other than the Acquired Assets and the Financed Asset (collectively, the "Excluded Assets"), which Excluded Assets shall include, without limitation, the following:

(a)All cash, funds, accounts receivables, securities and investments of any of the Prospect Medical Parties;

(b)Loan receivables related to obligations of an Affiliate of any of the Prospect Medical Parties;

(c)Any casualty, liability or other insurance policies of any of the Prospect Medical Parties with respect to the Acquired Assets and/or the Financed Asset (subject to the assignment to any of the applicable MPT Parties of the proceeds of such policies in the event of a casualty);

(d)All personal property of any kind or nature, inventories, supplies, books and records, including without limitation, all medical equipment and equipment which is not a Fixture including all other personal property, other than the limited personal property described in Section 1.1 above;

(e)All Permits, Healthcare Licenses, Intellectual Property, and contracts or agreements (including but not limited to the Material Contracts, healthcare compliance agreements and personal property leases);

(f)All leases, subleases, commitment letters, letters of intent and other rental agreements, whether written or oral, in effect (either on the date of this Agreement or on the Closing Date), if any, that grant or will grant a possessory interest in and to any space in the Real Property or that otherwise assign or convey rights with regard to the Real Property or the Improvements;

(g)All leases of real property where any of the Prospect Medical Subsidiaries is the tenant, including any ground leases;

(h)All Licenses relating to the operation of the Facilities, including, without limitation, the Healthcare Licenses;

(i)All claims related to any Government Program contract or Payor Contract reimbursement dispute;

(j)Any refunds or credits, claims for refunds or credits, or rights to receive refunds or credits from any Governmental Body; and

(k)All real property set forth on Schedule 1-E attached hereto.

1.3Purchase Price and Mortgage Loan Amount.

(a)The aggregate purchase price to be paid by the Buyers to the Sellers for the Acquired Assets (the "Purchase Price") shall be equal to the sum of One Billion Three Hundred Eighty Five Million Seven Hundred Ninety Six Thousand Ninety Six and No/100 Dollars ($1,385,796,096.00), plus any Adjustment Amount pursuant to Section 1.5.

(b)The loan to be advanced by the TRS Lender to Prospect Medical (the "TRS Loan") shall be in the amount of One Hundred Twelve Million Nine Hundred Thirty Seven Thousand Two Hundred Four and No/100 Dollars ($112,937,204.00) (the "TRS Loan Amount").

(c)The aggregate mortgage loan amount to be advanced by the Lender to the Borrower for the Financed Asset (the “Mortgage Loan Amount”) shall be Fifty One Million Two Hundred Sixty-Six Thousand Seven Hundred and No/100 Dollars ($51,266,700.00), plus any Adjustment Amount pursuant to Section 1.5.

1.4Payment of Purchase Price and Advance of TRS Loan and Mortgage Loan Amount.

(a)Subject to Section 1.4(d) below, the Individual Purchase Price (as defined below) for the Acquired Assets relating to each such Facility shall be paid at the applicable Closing in cash by wire transfer or delivery of other immediately available U.S. funds payable to the order of the applicable Seller, or as otherwise directed in writing by Prospect Medical.

(b)The TRS Loan Amount shall be advanced at the initial Closing in cash by wire transfer or delivery of other immediately available U.S. funds payable to the order of Prospect Medical.

(c)The Individual Mortgage Loan Amount (as defined below) for the Financed Asset relating to such Facility shall be advanced at the Closing in cash by wire transfer or delivery of other immediately available U.S. funds payable to the order of the Borrower, or as otherwise directed in writing by Prospect Medical.

(d)At the Closing of the Special Condition Property, the applicable Buyers shall pay to the applicable Sellers the Individual Purchase Price for such Special Condition Property, and Prospect Medical shall pay in full all amounts then due and owing under the TRS Note; provided, that, for convenience, the MPT Parties shall credit and offset the amount of the Individual Purchase Price against amounts then due and payable under the TRS Note by Prospect Medical, and Prospect Medical shall pay any remaining amounts then due and payable under the TRS Note; provided, further, that, Prospect Medical and the applicable Sellers in all events shall cause all necessary and appropriate distributions from the applicable Sellers to be made to the then existing direct and indirect equity owners of the Special Condition Sellers in accordance with all applicable laws and the then effective governing documents of such entities, as applicable. For the avoidance of doubt, the Parties intend that the foregoing Transaction shall be cashless and consummated without any further wire or transfer of funds by any of the MPT Parties. The terms of this Section 1.4(d) shall survive the Closing of all Transactions contemplated in this Agreement.

(e)The Parties acknowledge that delivery and disbursement of the amounts described in Section 1.4(a), (b), (c) and (d) shall be through the Title Company as described in Section 1.7(c).

1.5Post-Closing Adjustments.

(a)During the period commencing on the Closing Date and ending on the final day of the month in which the three (3) year anniversary of the Closing Date occurs (the "Calculation Period"), if (i) Prospect Medical and its Subsidiaries achieve Annualized Adjusted EBITDAR at the levels described in the table below, and (ii) during the applicable Review Period, there exists no Major Event of Default (as defined in the Master Leases (and no event has occurred, which with the giving of notice or the passage of time or both would constitute such a Major Event of Default)), then the MPT Parties shall pay and loan (as applicable) to the Sellers and the Borrower the total amount shown in the table below corresponding to the level of Annualized Adjusted EBITDAR so achieved (the “Adjustment Amount”) less any previously paid earned Adjustment Amounts, up to a total potential payment of $250,000,000 of additional consideration for the Acquired Assets and additional advances of the Mortgage Loan, all as periodically measured and determined pursuant to Section 1.5(b) and allocated to the Real Property that has then been acquired pursuant to a Closing hereunder, in accordance with Section 1.8(c) below.

Annualized Adjusted EBITDAR achieved	Adjustment Amount earned

$281,000,000	$50,000,000

$292,000,000	$100,000,000

$303,000,000	$150,000,000

$314,000,000	$200,000,000

$325,000,000	$250,000,000

(b)The Adjustment Amount, if any, shall be calculated pursuant to the following procedures:

(i)On or before the date which is (x) one hundred twenty (120) days  after the end of the fourth quarter of each year and (y) fifty (50) days after the end of each other quarter for each quarter that occurs (fully or partially) within the Calculation Period, Prospect Medical shall prepare and deliver to the MPT Representative a written statement (an “Adjustment Statement”) certified as true and correct by an appropriate officer of Prospect Medical, setting forth in reasonable detail its determination of Annualized Adjusted EBITDAR, together with such supporting financial statements, and stating the resulting Adjustment Amount proscribed by the table above (the “Adjustment Amount Calculation”), along with all other documents and information reasonably necessary for the MPT Representative to confirm Prospect Medical's calculation of Annualized Adjusted EBITDAR and the resulting Adjustment Amount.  For the avoidance of doubt, Prospect Medical shall not be paid any Adjustment Amount until it achieves each level of Annualized Adjusted EBITDAR set forth in the table above, and once paid, that amount shall not be payable again and shall be non-refundable.

(ii)The MPT Representative shall have thirty (30) days after the receipt of the Adjustment Statement and necessary supporting documentation described in Section 1.5(b)(i) (the “Review Period”) to review the Adjustment Statement and the Adjustment Amount Calculation. During the Review Period, the MPT Representative and its representatives and accountants shall have the right to inspect the books and records of Prospect Medical and the Prospect Medical Subsidiaries (including the Special Condition Sellers) during normal business hours at Prospect Medical’s offices, upon reasonable prior notice and for purposes reasonably related to the determination of Annualized Adjusted EBITDAR during the Calculation Period and the resulting Adjustment Amount. Prior to the expiration of the Review Period, the MPT Representative may object to the Adjustment Amount Calculation set forth in the Adjustment Statement by delivering a written notice of objection (an “Adjustment Objection Notice”) to Prospect Medical. Any Adjustment Objection Notice shall specify the items in the applicable Adjustment Statement disputed by the MPT Representative and shall describe in reasonable detail the basis for such objection.

(c)If the MPT Representative fails to timely deliver an Adjustment Objection Notice to Prospect Medical prior to the expiration of the Review Period, then Prospect Medical shall send a notice stating in ALL CAPS: “THIS IS A SECOND NOTICE DELIVERING THE ADJUSTMENT STATEMENT AND FAILURE TO RESPOND WITHIN THIRTY (30) DAYS SHALL CONSTITUTE YOUR DEEMED APPROVAL OF ALL MATTERS SET FORTH HEREIN.” which shall include a copy of the original delivery of the Adjustment Statement and materials described and contained therein (the “Adjustment Statement Second Notice”). If the MPT Representative fails to timely deliver an Adjustment Objection Notice to Prospect Medical on or prior to the thirtieth (30th) day after the receipt of an Adjustment Statement Second Notice, then the Adjustment Amount Calculation set forth in the Adjustment Statement shall be deemed accepted by the MPT Representative. If the MPT Representative timely delivers an Adjustment Objection Notice to Prospect Medical, the MPT Representative and Prospect Medical shall negotiate in good faith to resolve the disputed items (and any related items that impact the Adjustment Amount Calculation) and agree upon the consolidated Annualized Adjusted EBITDAR during the Calculation Period and the Adjustment Amount. If the MPT Representative and Prospect Medical are unable to reach agreement within thirty (30) days after such Adjustment Objection Notice has been given, all unresolved disputed items that were raised in the Adjustment Objection Notice by the MPT Representative or during the good faith negotiations by Prospect Medical shall be promptly referred to a nationally recognized accounting firm that does not have a current relationship with either the Prospect Medical Parties or the MPT Parties (the “Independent Accounting Firm”). The Independent Accounting Firm shall be directed to render a written report stating such Independent Accounting Firm’s conclusion with respect to each of the unresolved disputed items with respect to Prospect Medical's Adjustment Statement as promptly as practicable, but in no event greater than thirty (30) days after such submission to the Independent Accounting Firm, and to resolve only those unresolved disputed items set forth in the Adjustment Objection Notice. If unresolved disputed items are submitted to the Independent Accounting Firm, the MPT Representative and Prospect Medical shall each furnish to the Independent Accounting Firm such work papers, schedules, financial statements, and other documents and information relating to the unresolved disputed items as the Independent Accounting Firm may reasonably request. The Independent Accounting Firm shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the MPT Representative and Prospect Medical, and not by independent review. The resolution of the disputed items and the calculation of consolidated Annualized Adjusted EBITDAR during the Calculation Period that is the subject of the Adjustment Objection Notice by the Independent Accounting Firm shall be final and binding on the Parties. Notwithstanding the foregoing, in the event there is an on-going review by the Independent Accounting Firm with respect to any Adjustment Amount (an “On-Going Review”) and the MPT Representative duly delivers an Adjustment Objection Notice challenging the same matters being considered in the On-Going Review, then such matters shall immediately be submitted to the Independent Accounting Firm for expedited review, who will resolve such new matters simultaneously with resolution of the On-Going Review, or if reasonably necessary, shall have an additional ten (10) days after such supplemental submission to render a complete and binding report. The fees and expenses of the Independent Accounting Firm shall be borne 50% by the Sellers and the Borrower and 50% by the Buyers and the Lender, unless the originally submitted Adjustment Statement was incorrect in its calculation of Annualized Adjusted EBITDAR by five percent (5%) or more, in which case such fees and expenses shall be 100% obligation of the Sellers and the Borrower.

(d)Any Adjustment Amount payable pursuant to Section 1.5(a) shall be paid in full no later than thirty (30) days following the date on which the determination of the Adjustment Amount (“Adjustment Amount Payment Date”), if any, becomes final and binding upon the parties as provided in Section 1.5(b) (including any final resolution of any dispute raised by the MPT Representative in an Adjustment Objection Notice). The applicable MPT Parties shall pay or loan (as applicable) the applicable Individual Adjustment Amount (as defined in Section 1.8(c)) in cash by wire transfer of immediately available funds to the bank account as specified by Prospect Medical.

(e)Notwithstanding anything to the contrary in this Agreement, the MPT Parties shall have the right to withhold and set-off against any amount then due and payable as of the Adjustment Amount Payment Date pursuant to Section 1.5(c) for costs of the Independent Accounting Firm and any amounts (including, without limitation, any indemnification payments) to which any MPT Indemnified Party is then entitled under this Agreement or any other Transaction Document as of the Adjustment Amount Payment Date, including, without limitation, the Master Leases, the TRS Note, the Mortgage Loan Agreement and the Promissory Note.

1.6Liabilities of Prospect Medical Parties. Notwithstanding any other provision in this Agreement to the contrary, none of the MPT Parties shall assume or agree to pay, satisfy, discharge or perform, or shall be deemed by virtue of the execution and delivery of this Agreement, the other Transaction Documents, or any other document delivered at the applicable Closing pursuant to this Agreement or the other Transaction Documents, or as a result of the consummation of the transactions contemplated by this Agreement, the other Transaction Documents or such other document, to have assumed, or to have agreed to pay, satisfy, discharge or perform, or shall be liable for, any liability, obligation, contract, or Indebtedness of any of the Prospect Medical Parties or any other Person, whether primary or secondary, direct or indirect, including, without limitation, any liability or obligation relating to the ownership, use or operation of any of the Acquired Assets, the Financed Asset or the Facilities prior to the applicable Closing, any liability or obligation arising out of or related to any breach, default, tort or similar act committed by any of the Prospect Medical Parties or any of their Affiliates, or for any failure of the Prospect Medical Parties or any of their Affiliates to perform any covenant or obligation for or during any period prior to the applicable Closing, and any liability arising out of the ownership and operation of the Acquired Assets, the Financed Asset and the Facilities by the Prospect Medical Parties or any other Person prior to the applicable Closing (collectively, the "Excluded Liabilities"). The Prospect Medical Parties will pay and discharge or cause to be paid and discharged all such Excluded Liabilities in the Ordinary Course of Business. The terms of this Section 1.6 shall survive the applicable Closing. For the avoidance of doubt, all mortgage loans or other borrowings secured by the Real Property (other than the mortgage loans to be made by the Lender to the Borrower as contemplated in this Agreement) shall be repaid by the Prospect Medical Parties (who shall all have the right to apply proceeds received by any of the Prospect Medical Subsidiaries hereunder towards the repayment of such mortgage loans or other borrowings), at or prior to the applicable Closing, and none of the MPT Parties shall assume any obligations of the Prospect Medical Parties or any of their Affiliates, as applicable, with respect thereto.

1.7Closing.  The Parties hereby agree that the closing of the transactions contemplated hereby shall be consummated as follows:

(a)The Closing of the Transactions hereunder (other than with respect to the Special Condition Property) shall occur as promptly as practicable (but in no event later than the third (3rd) Business Day) after all of the conditions precedent for closing set forth in Section 6 of this Agreement have been satisfied (other than conditions which by their terms are required to be satisfied at the Closing) or, if permissible, waived in writing by the party entitled to the benefit of the same (the "Closing Date"); provided, that, unless the Parties shall otherwise agree in writing, in no case shall the Closing (other than with respect to the Special Condition Property) occur later than October 31, 2019.

(b)With respect to the Transaction involving the Special Condition Property, the Closing of such Transaction shall occur on a Closing Date mutually agreed by applicable Sellers and applicable Buyers, which in any event shall be no later than thirty (30) days after (i) all of the conditions precedent for closing set forth in Section 6 of this Agreement have been satisfied (other than conditions which by their terms are required to be satisfied at the applicable Closing), and (ii) the Special Conditions have been satisfied (other than conditions which by their terms are required to be satisfied at the applicable Closing) (subject to any applicable rights of adjournment provided herein).

(c)Each Closing shall be handled through deliveries to the Title Company into escrow with the Title Company receiving and distributing proceeds in accordance with the terms of this Agreement, or in such other manner and at such other place as agreed to by the Parties hereto. At the applicable Closing, (i) the Prospect Medical Parties shall deliver the documents to be delivered by each of them and their Affiliates pursuant to this Agreement, as well as possession of the applicable Acquired Assets, and the applicable MPT Parties shall pay the Individual Purchase Price for the applicable Acquired Assets as provided in this Agreement and deliver the documents required to be delivered by the Buyers and their Affiliates pursuant to this Agreement, (ii) Prospect Medical shall deliver the TRS Note pursuant to this Agreement and the MPT TRS Lender shall advance the TRS Loan as provided in this Agreement, and (iii) Prospect Medical and the Borrower shall deliver the documents to be delivered by each of them and their Affiliates pursuant to this Agreement and the Lender shall advance the Individual Mortgage Loan Amount for the Financed Asset as provided in this Agreement and deliver the documents required to be delivered by the Lender and its Affiliates pursuant to this Agreement.

1.8Allocation of Purchase Price and Mortgage Loan Amount; Tax Reporting.

(a)The Purchase Price shall be allocated among the Acquired Assets of each Seller as set forth on Schedule 1-C attached hereto. The Purchase Price for the Acquired Assets of each individual Seller set forth on Schedule 1-C shall be referred to herein as the "Individual Purchase Price" for the Acquired Assets of such individual Seller. The Adjustment Amount, if any, shall be allocated among the Acquired Assets in the manner specified in Section 1.8(c).

(b)The Mortgage Loan Amount shall be allocated to the Financed Asset of the Borrower.  The Mortgage Loan Amount for the Financed Asset of the Borrower shall be referred to herein as the "Individual Mortgage Loan Amount" for the Financed Asset of the Borrower. The Adjustment Amount, if any, shall be allocated to the Financed Asset in the manner specified in Section 1.8(c).

(c)The “Individual Adjustment Amount” with respect to (i) an Acquired Asset that has been subject to a Closing hereunder, shall be the product of (A) the aggregate Adjustment Amount with respect to all Acquired Assets that have been acquired pursuant to a Closing, multiplied by (B) (1) the Individual Purchase Price with respect to such Acquired Asset, divided by (2) the aggregate Purchase Price with respect to all such Acquired Assets; and (ii) a Financed Asset shall be the product of (A) the aggregate Adjustment Amount with respect to the Financed Asset, multiplied by (B) (1) the Individual Mortgage Loan Amount with respect to such Financed Asset, divided by (2) the aggregate Mortgage Loan Amount.

(d)Such allocations shall be binding on the Parties for Tax Returns and all other purposes.  Each party agrees to report to all appropriate governmental authorities any attendant gain or other Tax item consistent with such allocations.  Notwithstanding the foregoing, for purposes of federal, state and local income taxes, the Parties intend and agree that the transactions described in this Agreement and Master Lease II with respect to the “Master Lease II Properties” identified on EXHIBIT A are part of one, consolidated transaction treated a secured financing, and not a true sale or true lease; provided, however, that for all other purposes (including, without limitation, for bankruptcy and creditors' rights purposes), the transactions described in this Agreement and Master Lease II with respect to such “Master Lease II Properties” are intended as a true sale and true lease. Each Party agrees that it will report the Sales transaction involving the portions of the Real Property described on EXHIBIT A as “Master Lease II Properties” consistently with the foregoing characterization.

2.REPRESENTATIONS AND WARRANTIES OF THE PROSPECT MEDICAL PARTIES.  The Prospect Medical Parties, jointly and severally, hereby represent, warrant and covenant to the MPT Parties as follows:

2.1Existence; Good Standing; Enforceability.

(a)Prospect Medical is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Prospect Medical has all requisite corporate power and authority to own, operate, and lease its properties and carry on its business as currently conducted. Prospect Medical is duly licensed and qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary except where failure to be so qualified, licensed or in good standing would not individually or in the aggregate be material to Prospect Medical. The copies of Prospect Medical’s Certificate of Incorporation (the “Certificate of Incorporation”) and current Fourth Amended and Restated Bylaws, adopted by the Prospect Medical Board on November 19, 2014 (the “Bylaws”), each as amended to date and provided by Prospect Medical to the MPT Parties, are complete and correct, and no amendments thereto are pending. Prospect Medical is in compliance with the Certificate of Incorporation and the Bylaws in all material respects.

(b)Prospect Medical has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which Prospect Medical is a party, the performance by  Prospect Medical of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Prospect Medical Parties, and no further action on the part of Prospect Medical is necessary to authorize the execution and delivery by Prospect Medical of this Agreement or such other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, except for approvals from any Governmental Bodies, and informational filings with Governmental Bodies, required under applicable legal requirements, as further addressed in Section 2.4(b) herein. This Agreement and the other Transaction Documents to which Prospect Medical is a party have been (or with respect to certain Transaction Documents to be executed at the applicable Closing, will be) duly executed and delivered by Prospect Medical and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other Parties hereto and thereto, constitute (or, as applicable with respect to certain Transaction Documents to be executed at the applicable Closing, shall constitute) legal, valid and binding obligations of Prospect Medical, enforceable against Prospect Medical in accordance with the terms and conditions hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.2Capitalization of Prospect Medical.  The authorized equity of Prospect Medical consists of (i) one hundred (100) shares of common stock, $0.01 par value, all of which are held of record on the date hereof by the Persons and in the amounts listed on Schedule 2.2.  Except as set forth on Schedule 2.2, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which Prospect Medical is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares or other equity interests of Prospect Medical. Except as set forth on Schedule 2.2, there are no agreements to which Prospect Medical is a party with respect to the voting of any shares of Prospect Medical or which restrict the transfer of any such membership interests.  Except as set forth on Schedule 2.2, there are no outstanding contractual obligations of Prospect Medical to repurchase, redeem or otherwise acquire any shares or other equity interests or any other securities of Prospect Medical.

2.3Subsidiaries of Prospect Medical.

(a)Schedule 2.3(a) sets forth a description of all of the authorized and issued capital stock, membership interests and other equity interests of all Prospect Medical Subsidiaries.  Schedule 2.3(a) set forth a list of all of the Prospect Medical Subsidiaries owned, directly or indirectly, by Prospect Medical, all of which are held of record on the date hereof by the Persons and in the amounts listed on such Schedule 2.3(a).

(b)Except as disclosed on the attached Schedule 2.3(b), there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which Prospect Medical or any of the Prospect Medical Subsidiaries or Other Applicable Subsidiaries is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of any of the Prospect Medical Subsidiaries or Other Applicable Subsidiaries, and there are no agreements to which Prospect Medical or any of the Prospect Medical Subsidiaries or Other Applicable Subsidiaries is a party with respect to the voting of any shares of capital stock or other equity interest of any such of the Prospect Medical Subsidiaries or Other Applicable Subsidiaries or which restrict the transfer of any such shares or equity interests. Except as set forth on Schedule 2.3(b), there are no outstanding contractual obligations of Prospect Medical or any of the Prospect Medical Subsidiaries or Other Applicable Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, other equity interests or any other securities of any Prospect Medical Subsidiary or Other Applicable Subsidiary.

(c)Each of the Prospect Medical Subsidiaries and the Other Applicable Subsidiaries is an entity of the type set forth on Schedule 2.3(c), duly incorporated, organized or otherwise formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, operate and lease its properties and to carry on its business as currently conducted. Each of the Prospect Medical Subsidiaries and the Other Applicable Subsidiaries is duly licensed or qualified to do business as a foreign organization under the laws of each jurisdiction listed on Schedule 2.3(c) and each other jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary, except where failure to be so qualified, licensed or in good standing would not individually or in the aggregate be material to any such Prospect Medical Subsidiary or Other Applicable Subsidiary. The copies of the organizational and governing documents of each such Prospect Medical Subsidiary and Other Applicable Subsidiaries, in each case as amended to date and delivered to the MPT Parties’ counsel, are complete and correct in all material respects, and no amendments thereto are pending. Each Prospect Medical Subsidiary and the Other Applicable Subsidiaries, as applicable, is in material compliance with its respective organizational and governing documents.

(d)Each of the Prospect Medical Subsidiaries and the Other Applicable Subsidiaries has all requisite limited liability, partnership or corporate, as applicable, power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. Schedule 2.3(d) sets forth, for each of the Prospect Medical Subsidiaries and the Other Applicable Subsidiaries, such Subsidiary’s managers, members, partners, shareholders and directors and any other Persons exercising similar authority. The execution and delivery of this Agreement and each Transaction Document to which any of the Prospect Medical Subsidiaries or the Other Applicable Subsidiaries is a party, the performance by the Prospect Medical Subsidiaries or the Other Applicable Subsidiaries of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will be as of the applicable Closing duly authorized by all necessary action by the managers, members, partners, shareholders, directors, and other Persons exercising similar authority, as applicable, of each of the Prospect Medical Subsidiaries and the Other Applicable Subsidiaries and no further action on the part of any of the Prospect Medical Subsidiaries and the Other Applicable Subsidiaries shall be necessary to authorize the execution and delivery by any of the Prospect Medical Subsidiaries or the Other Applicable Subsidiaries of this Agreement or the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, except for approvals from any Governmental Bodies, and informational filings with Governmental Bodies, required under applicable legal requirements, as further addressed in Section 2.4(b) herein.

(e)This Agreement and the other Transaction Documents to which any of the Prospect Medical Subsidiaries or the Other Applicable Subsidiaries is a party have been duly executed and delivered by each of the Prospect Medical Subsidiaries and the Other Applicable Subsidiaries and, assuming the due authorization, execution and delivery of this Agreement and such other Transaction Documents by each of the other Parties hereto and thereto, constitute (or, as applicable with respect to certain Transaction Documents to be executed prior to or at the applicable Closing, shall constitute) legal, valid and binding obligations of the Prospect Medical Subsidiaries and the Other Applicable Subsidiaries, enforceable against each of them in accordance with the terms and conditions hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.4No Conflict; Consents.

(a)Except as set forth on Schedule 2.4(a), and provided any required approvals from Governmental Bodies are obtained, and required information filings with Governmental Bodies are made, as further addressed in Section 2.4(b) below, the execution and delivery by each of the Prospect Medical Parties of this Agreement and each other Transaction Document to which each of them is a party, and the consummation of the transactions (excluding consideration of general collateral assignments of Material Contracts as a result of the applicable Prospect Medical Parties' execution and delivery of the Security Agreement, but including, as of the applicable Closing Date, the Distribution Transactions) contemplated hereby and thereby in accordance with their respective terms, do not: (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination, amendment, acceleration or cancellation of, or result in the triggering of any payments or the creation of a Encumbrance on any property or asset of Prospect Medical or the Prospect Medical Subsidiaries under any Material Contract or License (including, without limitation, all Healthcare Licenses) to which Prospect Medical or any of the Prospect Medical Subsidiaries is a party or by which Prospect Medical's or any of the Prospect Medical Subsidiaries' assets are bound; (ii) conflict with, or result in any violation of, any provision of the Certificate of Incorporation, the Bylaws, or any other organizational or governing documents of Prospect Medical or any Prospect Medical Subsidiary; or (iii) violate or result in a violation of or constitute a default under (whether after the giving of notice, lapse of time or both), or result in the triggering of any payments or the creation of an Encumbrance on any property or asset of Prospect Medical or the Prospect Medical Subsidiaries under any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to Prospect Medical or any of the Prospect Medical Subsidiaries, including, without limitation, all applicable Laws regarding the paying, making, or declaring dividends or distributions by the Prospect Medical Parties and the Other Applicable Subsidiaries, except in the case of clause (i) and (iii) above, for such conflicts, violations, breaches, defaults or failure to receive consents that would not individually or in the aggregate be material to any Prospect Medical Party.

(b)The execution and delivery by Prospect Medical and the Prospect Medical Subsidiaries of this Agreement and each other Transaction Document to which any of them is a party, and the consummation by Prospect Medical, the Prospect Medical Subsidiaries, and the Other Applicable Subsidiaries of the transactions contemplated hereby and thereby in accordance with their respective terms, do not require from Prospect Medical, the Prospect Medical Subsidiaries, or the Other Applicable Subsidiaries any notice to, declaration or material filing with, or material consent or approval of any Governmental Body, except for as otherwise set forth on Schedule 2.4(b).

2.5Financial Statements.

(a)Schedule 2.5(a) sets forth true, correct and complete copies of (i) the audited consolidated balance sheets of Prospect Medical and its Subsidiaries as of September 30, 2018 (the “Audited Balance Sheet” and the date thereof, the “Balance Sheet Date”) and September 30, 2017, and the related audited consolidated statements of income, cash flow and changes in stockholders’ equity of Prospect Medical and its Subsidiaries for the fiscal years then ended (the “Annual Financials”) and (ii) in all material respects, the unaudited consolidated balance sheets of Prospect Medical and its Subsidiaries as of May 31, 2019 and the related unaudited consolidated statements of income and cash flow of Prospect Medical and its Subsidiaries for the eight months then ended (the “Most Recent Balance Sheet” and together with the Annual Financials, the “Financial Statements”).

(b)The Financial Statements fairly present, in all material respects, the consolidated financial position of Prospect Medical and its Subsidiaries, as of the respective dates thereof, and the results of operations and the changes in cash flows of Prospect Medical and its Subsidiaries, for the respective periods set forth therein. Each of the Financial Statements (including all related notes) (i) is consistent with the books and records of Prospect Medical, (ii) was derived from the books and records of Prospect Medical and (iii) has been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved, except as any deviations are otherwise specifically noted therein, and subject, in the case of the Most Recent Balance Sheet, to normal year-end adjustments and the absence of footnote disclosures, none of which, individually or in the aggregate, will be material.

(c)Prospect Medical and its Subsidiaries maintain internal controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements of Prospect Medical and its Subsidiaries, including the Financial Statements. None of the boards of directors or managers of Prospect Medical or any of its Subsidiaries or any audit committee of Prospect Medical or any of its Subsidiaries have been advised by their accountants or consultants of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting of Prospect Medical or any of its Subsidiaries which would reasonably be expected to materially and adversely affect its ability to record, process, summarize and report financial data relating to the business of Prospect Medical and its Subsidiaries or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of Prospect Medical or any of its Subsidiaries. The books and records of Prospect Medical and its Subsidiaries are and have been properly prepared and maintained in form and substance adequate in all material respects for preparing audited consolidated financial statements, in accordance with GAAP and any other applicable legal and accounting requirements.

2.6No Undisclosed Liabilities.  Except (i) as reflected in or reserved against in the Financial Statements, (ii) as set forth on Schedule 2.6, (iii) for liabilities incurred in the Ordinary Course of Business, (iv) for liabilities under an executory portion of a Contract that have not yet been performed, (v) for Liabilities under this Agreement or entered into in connection herewith, or (vi) Liabilities that are not material to Prospect Medical or any of its Subsidiaries (as applicable), neither Prospect Medical nor any of its Subsidiaries has any material Liabilities.

2.7Title to Personal Property; Related Matters. Except as set forth on Schedule 2.7, the Prospect Medical Parties own, have a valid leasehold interest in, or a valid license to use, all of the material tangible personal properties, assets and equipment owned or used by any of the Prospect Medical Parties in connection with the ownership and operation of the Facilities (the "Personal Property").

2.8Absence of Litigation; Orders.

(a)Except as set forth on Schedule 2.8(a), there is no, and since the Balance Sheet Date there has not been any claim, demand, citation, action, arbitration, suit, litigation, complaint, proceeding or investigation of any kind whatsoever, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority (“Litigation”) pending or, to the Knowledge of Prospect Medical, threatened by or against Prospect Medical or any Subsidiary or affecting any of their respective properties or assets, other than (x) claims made in the Ordinary Course of Business with respect to professional liability which do not seek class status and which are fully insured (subject to any applicable deductibles), (y) claims that do not involve amounts in excess of $1,000,000 or are otherwise not reasonably expected to be material to Prospect Medical or any of its Subsidiaries and (z) investigations which have not resulted, and would not reasonably be expected to result in, a civil or criminal subpoena, civil investigative demand, or other similar formal initiation of investigation proceedings.

(b)Except as set forth on Schedule 2.8(b), neither Prospect Medical nor any of its Subsidiaries is, and since the Balance Sheet Date has been a party to or subject to, or in violation, default or breach under, any judgment, order, injunction, stipulation, settlement agreement, consent agreement, memorandum of understanding, disciplinary agreement, decree, ruling, writ, assessment or arbitration award of, or entered into by or with any, Governmental Authority (“Orders”) applicable to Prospect Medical or such Subsidiaries or any of their respective properties or assets, except for such violation, default or breach which would not, individually or in the aggregate, be material to the Prospect Medical Parties and the Other Applicable Subsidiaries.

(c)Except as set forth on Schedule 2.8(c), since the Balance Sheet Date, neither Prospect Medical nor any of its Subsidiaries (i) has received any written notification or, to the Knowledge of Prospect Medical, any other communication from any Governmental Authority asserting that Prospect Medical or any of its Subsidiaries is not in compliance in any material respect with any Order or (ii) entered into or been subject to any material Order.

2.9Taxes.

(a)Each of Prospect Medical and its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Authorities all income and other material Tax Returns required to be filed by it and (ii) paid all Taxes due and payable by it to the appropriate Governmental Authority, except to the extent such amounts are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP. All such Tax Returns were correct and complete in all material respects solely in relation to the ultimate Tax liability calculated and reflected on such Tax Returns.

(b)Except as set forth on Schedule 2.9(b), there are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of Prospect Medical or any of its Subsidiaries (other than pursuant to an extension of time to file).

(c)No unresolved federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are pending with regard to any Taxes or Tax Returns of Prospect Medical or any of its Subsidiaries for which Prospect Medical or the Subsidiaries has not made adequate provisions (in accordance with GAAP), and no written or, to the knowledge of Prospect Medical, any other notification has been received by Prospect Medical or any of its Subsidiaries that such an audit or other proceeding has been proposed or, to the knowledge of Prospect Medical, threatened.

(d) The provision for Taxes on the Most Recent Balance Sheet is sufficient for all accrued and unpaid Taxes of Prospect Medical and its Subsidiaries as of the date thereof and will be sufficient for all accrued and unpaid Taxes of Prospect Medical and its Subsidiaries through the end of the applicable Closing Date as adjusted for the passage of time through the end of the applicable Closing Date in accordance with the past custom and practice of Prospect Medical and its Subsidiaries in filing their Tax Returns.

(e)No unresolved written claim has been made by a Governmental Authority with respect to Taxes in a jurisdiction where Prospect Medical or any of its Subsidiaries does not file Tax Returns that Prospect Medical or any of its Subsidiaries is or may be subject to taxation by or required to file Tax Returns in that jurisdiction.

(f)There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any of the Real Property, the Acquired Assets or the Financed Asset.

(g)Except as set forth on Schedule 2.21(o), neither Prospect Medical nor any of the Prospect Medical Subsidiaries are party to any Tax abatement agreements relating to any of its properties or assets.

2.10Employee Benefit Plans/ERISA.

(a)Schedule 2.10(a) sets forth the “Benefit Plans” which are defined as (i) each employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored or maintained by Prospect Medical or any of its Subsidiaries , and (ii) each "multiemployer plan" as defined in Section 3(37) of ERISA to which Prospect Medical or any of its Subsidiaries is obligated to contribute as of the Closing Date or has been so obligated within the preceding six (6) years pursuant to a collective bargaining agreement or participation agreement (a “Multiemployer Plan”). There has been no termination or partial termination of any Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(b)Except as disclosed in Schedule 2.10(b), (i) all amounts that are required under the terms of any collective bargaining agreement or participation agreement to be paid as contributions to a Multiemployer Plan on or prior to the Closing Date have been paid; (ii) no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to the Multiemployer Plan; (iii) the value of the assets of each Multiemployer Plan exceeds the amount of all benefit liabilities (determined on an ongoing basis using the actuarial assumptions currently in effect for the Multiemployer Plan) of such Multiemployer Plan. The funded status of each Benefit Plan is disclosed on Schedule 2.10(b) in a manner consistent with the Accounting Standards Codification 715. None of the Transactions will subject any Prospect Medical Party or any Buyer to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA as a "complete withdrawal" (as defined in ERISA Section 4203) or a "partial withdrawal" (as defined in ERISA Section 4205) from any Multiemployer Plan.

(c)Except as set forth on Schedule 2.10(c), the Benefit Plans have been administered in accordance with the applicable provisions of ERISA and the Code, and are in compliance with all other applicable laws and regulations respecting such Benefit Plans. Neither Prospect Medical nor any of its Subsidiaries has any liability for (i) any lien imposed under Section 303(k) of ERISA or Section 430(k) of the Code, or (ii) for any interest payments required under Section 303(j) of ERISA or Section 430(j) of the Code.

(d)Except as set forth on Schedule 2.10(d), neither the execution and delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby and thereby, will result (i) in any "parachute payment" as defined in Section 280G of the Code, (ii) any "change in control" or other payment under any Benefit Plan or employment agreement or non-qualified deferred compensation plan or agreement, (iii) entitle any current or former director, officer, employee or consultant of Prospect Medical or any of its Subsidiaries to severance pay, termination pay, unemployment compensation or any other payment or benefit under any Benefit Plan, (iv) accelerate the time of payment or vesting of benefits, or increase the amount of compensation, due to any such director, officer, employee or consultant under any Benefit Plan, (v) trigger any funding obligation under any Benefit Plan, or (vi) impose any restrictions or limitations on the sponsoring employer's rights to administer, amend or terminate any Benefit Plan.

(e)No "reportable event" within the meaning of Section 4043 of ERISA has occurred with respect to any Benefit Plan in the prior three (3) years and with respect to the present Transactions, to the extent such Transaction is a reportable event, with respect to which the reporting requirement has not been waived, Prospect Medical and/or its Subsidiaries have timely provided to the Pension Benefit Guaranty Corporation ("PBGC") the required notice of such reportable event and the time period in which the PBGC has to comment or respond has expired with no response or comment from the PBGC.

2.11Labor Matters.

(a)Except as set forth on Schedule 2.11(a), neither Prospect Medical nor any of its Subsidiaries is a party to any collective bargaining agreement or similar Contract with any labor organization or other employee representative body (a “Collective Bargaining Agreement”).

(b)No grievance, unfair labor practice charge, or arbitration proceeding arising out of or under any Collective Bargaining Agreement, which could reasonably be anticipated to result in liability in excess of One Million and No/100 Dollars ($1,000,000), is pending.

(c)Since the Look-Back Date, there has not been, nor is there, any pending or, to the Knowledge of Prospect Medical, any threatened (i) material labor dispute between Prospect Medical or any of its Subsidiaries and any labor organization, or any material strike, work slowdown, work stoppage or other similar organized labor activity involving any employee of Prospect Medical or any of its Subsidiaries, which could reasonably be anticipated to result in liability in excess of One Million and No/100 Dollars ($1,000,000) or (ii) union organizing, or union election activity involving any employee of Prospect Medical or any of its Subsidiaries with respect to their employment by Prospect Medical or any of its Subsidiaries which could reasonably be anticipated to result in liability in excess of One Million and No/100 Dollars ($1,000,000).

(d)Each of Prospect Medical and its Subsidiaries is, and has been since the Look-Back Date, in compliance in all material respects with all Laws regarding labor, employment and employment practices, and conditions of employment, including occupational safety and health, immigration, discrimination, harassment, wrongful termination, misclassification of employees and independent contractors, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act. Except as set forth on Schedule 2.8(a), there are no complaints, actions, suits, investigations, or other Litigation pending or, to the knowledge of Prospect Medical, threatened against Prospect Medical or any of its Subsidiaries in connection with the employment of any current or former employee or temporary employee or current or former independent contractor that would reasonably be expected to result in material liability to, or have a material impact on, Prospect Medical and its Subsidiaries, taken as a whole.

(e)Each of Prospect Medical and its Subsidiaries has been since the Look-Back Date, and is, in material compliance with the Worker Adjustment and Retraining and Notification Act (“WARN”) and similar state Laws and has no material Liabilities pursuant thereto. Each of Prospect Medical and its Subsidiaries have not implemented a “mass layoff” or “plant closing” (as defined in WARN) within the last twelve months preceding the date hereof.

(f)Each of Prospect Medical and its Subsidiaries have been, and is, in compliance and has not violated, the terms of the Immigration Reform and Control Act of 1988, as amended, and all related regulations promulgated thereunder and any other immigration laws, except, in each case, as would not reasonably be expected to result in any material Liability for Prospect Medical and its Subsidiaries. Since the Look-Back Date, each of Prospect Medical and its Subsidiaries have not been warned, fined, or otherwise penalized by any Governmental Authority by reason of its failure to materially comply immigration laws.

2.12Contracts and Commitments; Enforceability.  Each of the Material Contracts is the legal, valid and binding obligation of Prospect Medical and/or the applicable Prospect Medical Subsidiaries (and, to the Prospect Medical Parties' Knowledge, of the other parties thereto), enforceable against them (and, to the Prospect Medical Parties' Knowledge, of the other parties thereto), in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). The Prospect Medical Parties have delivered to the MPT Parties complete and correct copies in all material respects of all of the Material Contracts. Further (i) each Material Contract is in full force and effect, (ii) neither Prospect Medical, nor any of the Prospect Medical Subsidiaries or the Other Applicable Subsidiaries is and, to the Knowledge of the Prospect Medical Parties, no other party to any such agreement is in default under any such agreement, (iii) no party has received any unresolved written notice of any default, offset, counterclaim or defense under any Material Contract, and (iv) to the Prospect Medical Parties’ Knowledge, no condition or event has occurred which with the passage of time or the giving of notice or both would constitute a default or breach by the Prospect Medical Parties or the Other Applicable Subsidiaries under the terms of any Material Contract, in each case except for such matters, defaults or breaches as to which requisite waivers or consents have been obtained and except for such matters, defaults or breaches that would not individually or in the aggregate be material to any Prospect Medical Party.

2.13Intentionally Omitted.

2.14Insurance.

(a)Schedule 2.14(a) contains a complete and correct list of all material insurance policies maintained by, on behalf of or for the benefit of Prospect Medical and the Prospect Medical Subsidiaries as of the date hereof (the “Insurance Policies”). The Insurance Policies are in full force and effect, no written notice of default or termination has been received in respect thereof and all premiums due thereon have been paid. Neither Prospect Medical nor any Prospect Medical Subsidiaries is in material breach or default, and neither Prospect Medical nor any Prospect Medical Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, of any of the Insurance Policies.

(b)Schedule 2.14(b) sets forth a list of all claims involving a sum of money for a potential loss in excess of $1,000,000 made by Prospect Medical or any of its Subsidiaries since January 1, 2018 against any insurer in respect of coverage under any insurance policy.

(c)Except as set forth on Schedule 2.14(c), there are no claims involving a sum of money for a potential loss in excess of $1,000,000 by Prospect Medical or any its Subsidiaries pending under any Insurance Policies (including, without limitation, with respect to the Rhode Island Matter) as to which coverage has been questioned, denied or disputed by the underwriters of such Policies or bonds or in respect of which such underwriters have reserved their rights.

(d)Except as set forth in Schedule 2.14(d), neither Prospect Medical nor any of its Subsidiaries has any self-insurance or co-insurance programs.

2.15Licenses; Reimbursement; Accreditation.

(a)Schedule 2.15(a) contains a complete and accurate list, as of the date hereof, of all material Healthcare Licenses.

(b)Except as set forth in Schedule 2.15(b), Prospect Medical and the Prospect Medical Subsidiaries, and/or the Facilities, as applicable, possess all material Healthcare Licenses, and such material Healthcare Licenses are in full force and effect.

(c)Except as set forth on Schedule 2.15(c), (i) Prospect Medical, the Prospect Medical Subsidiaries, and the Other Applicable Subsidiaries are in compliance, in all material respects, with the requirements of all material Healthcare Licenses, (ii) no suspension or cancellation of any such Healthcare Licenses is pending, or to the Knowledge of the Prospect Medical Parties, threatened, and (iii) neither Prospect Medical nor any of the Prospect Medical Subsidiaries have received any written notice from any Governmental Body with respect to, as applicable, the threatened or pending denial, revocation, termination, or suspension of any of the material Healthcare Licenses.

2.16Healthcare Compliance.

(a)In each case except as set forth on Schedule 2.16(a), the businesses and operations of Prospect Medical and its Subsidiaries are, and since the Look-Back Date have been, to the Knowledge of Prospect Medical, in compliance in all material respects with all applicable Healthcare Laws.  In each case except as set forth in Schedule 2.16(a), there is no material Litigation pending or, to the Knowledge of Prospect Medical, threatened against Prospect Medical or its Subsidiaries, alleging any material failure to comply with Healthcare Laws.

(b)In each case except as set forth in Schedule 2.16(b), since the Look-Back Date, neither Prospect Medical nor any of its Subsidiaries (i) has been assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) has been excluded, suspended, debarred from, or convicted of a crime that would reasonably be expected to lead to any such exclusion, suspension or debarment from, participation in any Government Healthcare Program, (iii) has been subject to either mandatory or permissive exclusion from participation in any Government Healthcare Program pursuant to 42 USC § 1320a-7, (iv) has been convicted of, or, to Prospect Medical’s Knowledge, charged with, a violation of any Healthcare Law related to fraud, theft, embezzlement, bribe, payoff, kickback or inducement, whether of money, property or services; or (v) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.

(c)In each case except as set forth in Schedule 2.16(c), (i) to the Knowledge of Prospect Medical, all billing practices (including, without limitation, billing, coding, filing and claims practices) of Prospect Medical and its Subsidiaries with respect to all Payment Programs are, and since the Look-Back Date have been, conducted in material compliance with all Healthcare Laws and in material compliance with any applicable policies, procedures, rules and requirements of any such Payment Programs; (ii) to the Knowledge of Prospect Medical, there is not pending or threatened any material recoupment, repayment, or other similar action sought by any Payment Program against Prospect Medical or any of its Subsidiaries not in the Ordinary Course of Business; and (iii) to Prospect Medical’s Knowledge, no material fine, penalty or sanction in connection with a Payment Program has been imposed by any Governmental Authority on Prospect Medical or any of its Subsidiaries.

(d)Prospect Medical, the Prospect Medical Subsidiaries, and the Facilities (as applicable) hold all material Healthcare Licenses which are currently necessary to own, lease or otherwise hold and operate their properties and assets and to conduct their respective businesses as currently conducted, and will maintain all such Healthcare Licenses through the Closing Date subject to applicable laws.

(e)All material Contracts between third party payors and Prospect Medical or any of the Prospect Medical Subsidiaries (each, a "Payor Contract") were entered into in the Ordinary Course of Business. Prospect Medical and the Prospect Medical Subsidiaries are, to the Knowledge of Prospect Medical, in compliance with all Payor Contracts in all material respects, subject to any disputes with any third party payors being undertaken in the Ordinary Course of Business.

(f)Each of the Facilities, as applicable: (i) is enrolled and is a provider authorized to participate under the Government Programs; (ii) is in compliance in all material respects with all the conditions of participation for the Government Programs, (iii) has received all material approvals or qualifications necessary for capital reimbursement; and (iv) is in compliance in all material respects with 42 C.F.R. §§ 489.20 and 489.24 and their Medicare provider agreements.

2.17Transactions with Affiliates.  Schedule 2.17 sets forth a complete and correct list as of the date hereof of all Contracts requiring annual payments in excess of Five Hundred Thousand Dollars ($500,000) currently in effect between Prospect Medical or any of the Prospect Medical Subsidiaries, on the one hand, and any Person that is an Affiliate of Prospect Medical or any of the Prospect Medical Subsidiaries, on the other hand, other than Contracts for compensation and benefits received as employees, directors, officers or consultants of Prospect Medical or any of the Prospect Medical Subsidiaries.

2.18No Brokers.  Neither Prospect Medical nor any of the Prospect Medical Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm that may result in the obligation of such entity or any of the MPT Parties or their Affiliates to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Transactions.

2.19Patriot Act Compliance.

(a)To the extent applicable to Prospect Medical or any of its Subsidiaries, each of them has complied in all material respects with the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, which comprises Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "Patriot Act") and the regulations promulgated thereunder, and the rules and regulations administered by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

(b)Neither Prospect Medical nor any of its Subsidiaries is included on the List of Specially Designated Nationals and Blocked Persons maintained by the OFAC, and neither Prospect Medical nor any of its Subsidiaries is a resident in, or organized or chartered under the laws of, (i) a jurisdiction that has been designated by the U.S. Secretary of the Treasury under Section 311 or 312 of the Patriot Act as warranting special measures due to money laundering concerns or (ii) any foreign country that has been designated as non-cooperative with international anti-money laundering principles or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur.

2.20Ability to Grant Security Interest.  Subject to the provisions of the Intercreditor Agreement, the applicable Prospect Medical Parties and Other Applicable Subsidiaries, as applicable, may grant the MPT Parties the first priority security interests to the extent contemplated under the Transaction Documents in all of (a) the outstanding shares of capital stock and other equity interests of each of the Prospect Medical Subsidiaries and Other Applicable Subsidiaries and (b) the Licenses (including, without limitation, the Healthcare Licenses); provided, however, it is acknowledged that in the event the MPT Parties seek to exercise remedies in connection with such liens, the transfer of the capital stock and equity interest, and Licenses, may require the parties to undertake change of ownership processes with, provide notices to and seek approvals from Governmental Bodies, as further contemplated and addressed in the Master Lease and Mortgage Loan Agreement.

2.21Title and Condition of the Real Property.

(a)Exhibit A sets forth the respective common street addresses of the Real Property with respect to each Facility. At the applicable Closing, (i) the applicable Seller shall convey to the applicable Buyer marketable fee title in the applicable parcel(s) of Real Property comprising Acquired Assets, free and clear of any and all Encumbrances (other than Permitted Encumbrances), and (ii) the Borrower shall grant to the Lender a first priority mortgagee interest in the applicable parcel(s) of Real Property comprising Financed Asset, free and clear of any and all Encumbrances (other than Permitted Encumbrances).

(b)None of the Prospect Medical Parties have received written notice from any Governmental Body or other Person alleging that the location, construction, occupancy, operation, use and sale of the Real Property violates, in any material respect, (i) any applicable Law, order, injunction, or determination of any Governmental Body, or (ii) any restrictive covenant or deed restriction (recorded or otherwise) affecting the Real Property, including, without limitation, any applicable zoning, or building code, flood disaster law or health and environmental law or regulation.

(c)Except as set forth on Schedule 2.21(c), with regard to the Real Property, none of the Prospect Medical Parties have received written notice from any Person or Governmental Body alleging there are (i) encroachments onto or from adjacent properties; (ii) violations of set-back, building or side lines; (iii) encroachments onto any easements or servitudes located on such Land; (iv) pending or threatened boundary line disputes; (v) portions of such Land located in a flood plain or in an area defined as a wetland under applicable state or federal law; (vi) cemeteries or gravesites located on the Land; or (vii) mine shafts or sinkholes under the Land.

(d)To the Knowledge of the Prospect Medical Parties, (i) the existing water, sewer, gas and electricity lines, storm sewer and other utility systems are adequate to serve the utility needs of the Real Property as currently used, (ii) all of said utilities are installed and operating, and (iii) all installation and connection charges have been paid in full.

(e)None of the Prospect Medical Parties has received any written notice:  (i) of any Public Taking with regard to the Land which has not been formally withdrawn, (ii) of any threatened or contemplated Public Taking, (iii) from any public authority of any public improvements that are required to be made and/or which have not heretofore been assessed and (iv) of any pending or threatened special, general or other assessments against or affecting any of the Land. As used herein, “Public Taking” shall mean any portion of the Land is subject to condemnation, requisition or other taking by any public authority.

(f)There is no Litigation pending or, to the Knowledge of the Prospect Medical Parties, threatened in writing, against or affecting all or any portion of the Real Property.

(g)The Prospect Medical Parties have not received written notice from any Governmental Body or other Person asserting any facts or conditions which would result in the termination of the current access from the Real Property to any presently existing public highways and/or roads adjoining or situated on the Real Property or to sewer of other utility services to serve the Real Property.

(h)The applicable Seller, Operator Lessee or Borrower owns or holds rights with respect to, parking for the Real Property and each Facility sufficient to satisfy in all material respects all applicable laws, codes, requirements, rules and regulations, and, to the Knowledge of the Prospect Medical Parties, such parking is adequate for the current uses of the Real Property.

(i)There are no written leases, subleases, licenses and other rental agreements (now or hereafter in effect) with annual rental payments in excess of One Million and No/100 Dollars ($1,000,000.00), if any, that grant or will grant a possessory interest in and to any space in the Real Property or that otherwise assign or convey rights with regard to the Real Property or the Improvements (collectively referred to as the "Tenant Leases").  Except as set forth in Schedule 2.21(i), to the Knowledge of the Prospect Medical Parties, there are no purchase contracts, options, rights of first refusal or other written agreements of any kind whereby any Person will have acquired or have the right to acquire any material portion of the Real Property or the Improvements.

(j)Intentionally Omitted.

(k)Intentionally Omitted.

(l)Intentionally Omitted.

(m)Schedule 2.21(m) sets forth an accurate and complete list of all leases of real property where any of the Sellers, or Operator Lessees, or Borrower is the Tenant (i) on which Improvements are located, (ii) for parking leases of real property, and (iii) other leases where the annual rent payable by the Prospect Medical Subsidiaries exceeds $200,000, in each case, that are necessary or materially related the use and current operation of the Improvements (collectively, the “Collateral Leases”). Sellers and Borrower have delivered or otherwise made available to the MPT Parties complete, correct and current copies in all material respects, all of the Collateral Leases. Except as set forth on Schedule 2.21(m), (i) the Collateral Leases are freely assignable by the applicable Prospect Medical Parties, to the applicable MPT Parties (or their designated Affiliates), as applicable, and the Prospect Medical Parties may grant a first priority security interest in such Collateral Leases to such MPT Parties, (ii) the Collateral Leases have not been modified amended or assigned by any of the Sellers, Operator Lessees, and/or Borrower and are, or will be at the Closing, legally valid, binding and enforceable against the applicable Sellers, Operator Lessees, and/or Borrower and, to their Knowledge, all other parties thereto, in accordance with their respective terms, except as such enforcement any be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and are in full force and effect, and (iii) there are no monetary defaults and no material non-monetary defaults by the Sellers, Operator Lessees,  and/or Borrower or, to their Knowledge, any other part under any of the Collateral Leases.

(n)The Real Property and the land and improvements subject to the Collateral Leases constitute all the land and improvements necessary for the use and current operation of the Improvements.

(o)Except as set forth on Schedule 2.21(o), no Seller, Operator Lessees, and/or Borrower, as applicable, is a party to any material Tax abatement agreement relating to the Real Property. Except as disclosed on Schedule 2.21(o), there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which the Real Property may be subject following the Closing.

2.22Compliance with Environmental Laws.  Except as set forth on Schedule 2.22:

(a)with respect to the ownership, operation and/or leasing of the Real Property, no Prospect Medical Party, nor to the Knowledge of the Prospect Medical Parties, any other Person has installed, stored, used, generated, manufactured, treated, handled, refined, produced, processed, or disposed of (or arranged for the disposal of) Hazardous Materials in, on or under the Real Property, except in material compliance with the Environmental Laws;

(b)to the Knowledge of Prospect Medical Parties, there are no leaking underground storage tanks located at, on or under the Real Property or any former underground storage tanks that have not been sealed or otherwise decommissioned in accordance with Environmental Laws, and, to the Knowledge of the Prospect Medical Parties, the Real Property does not contain quantities or concentrations of friable asbestos-containing building material that must be removed or abated under applicable Environmental Law;

(c)no Prospect Medical Party nor, to the Knowledge of the Prospect Medical Parties, any other Person has undertaken any activity on the Real Property which would cause (i) the Real Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, any Environmental Law, or (ii) the discharge (other than to a publicly owned treatment works or municipal waste water treatment plant) of Hazardous Material into any watercourse, body of, surface or subsurface water or wetland, which in the case of clauses (i) and (ii), would require a permit under any Environmental Law;

(d)no investigation, administrative order, Litigation or settlement with respect to any material violation of Environmental Law is outstanding or unresolved or, to the Knowledge of the Prospect Medical Parties, threatened in writing with respect to the Real Property; and

(e)with respect to the ownership, operation, and/or leasing of the Real Property, no written notice that is outstanding or unresolved has been served on any of the Prospect Medical Parties from any Governmental Body claiming any material violation of any Environmental Law, or requiring compliance with any Environmental Law, or demanding material payment or contribution for environmental damage or injury to natural resources.

2.23Licenses/Compliance with Laws. Except as set forth on Schedule 2.23, (i) Prospect Medical and each Prospect Medical Subsidiary and Other Applicable Subsidiary possess all material Licenses required under applicable Laws to own, lease and operate its properties and assets and to carry on its business as currently operated, and (ii) there is no Litigation or Order pending or, to the Knowledge of Prospect Medical, threatened regarding the revocation, suspension, cancellation, withdrawing, modification or limitation of any such material License or a declaration of any such License as invalid. Except as set forth on Schedule 2.23, each material License is in full force and effect, and Prospect Medical and each such Subsidiary is in compliance in all material respects with such License (and its obligations with respect to such License) and with all Laws and Orders applicable to it or by or to which any of its properties or assets is bound or subject and neither Prospect Medical nor any such Subsidiary has received any written notice alleging material non-compliance.

2.24Solvency. (i) Prospect Medical and its Subsidiaries are now Solvent and will be Solvent immediately after giving effect to the Transactions (including with respect to the TRS Loan and the Special Condition Property), including, without limitation, the distribution (or loaning) of any proceeds received by the Sellers and the Borrower from the Transactions up to Ivy Holdings, Inc. (collectively, the "Distribution Transactions"); (ii) no transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay, or defraud either present or future creditors of Prospect Medical or its Subsidiaries; and (iii) any and all actions taken, or to be taken, by Prospect Medical and its Subsidiaries, in connection with the Distribution Transactions (A) will be, properly authorized and approved in accordance with the applicable governing documents of Prospect Medical and its Subsidiaries prior to undertaking such Distribution Transactions, and (B) will comply with, after giving effect to the Transactions, including, without limitation, Distribution Transactions, all applicable Laws. Neither Prospect Medical nor any of its Subsidiaries are involved in any proceeding by or against it as a debtor before any Governmental Entity under Title 11 of the United States Bankruptcy Code or any other insolvency or debtors’ relief act, whether state, federal or foreign, or for the appointment of a trustee, receiver, liquidator, assignee, sequestrator or other similar official for any part of any Prospect Medical's and any Subsidiary’s property.

3.REPRESENTATIONS AND WARRANTIES OF THE MPT PARTIES. The MPT Parties hereby jointly and severally make to the Prospect Medical Parties the representations and warranties contained in this Section 3.

3.1Organization.  Each of the MPT Parties is a limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and each has all requisite limited liability company or limited partnership power and authority to own, operate and lease its properties and to carry on its respective business as currently conducted.  Each of the MPT Parties is duly licensed or qualified to do business as a foreign organization under the laws of each jurisdiction in which the character of its properties or in which the transaction of its business makes such qualification necessary. None of the MPT Parties is classified to be taxed as a corporation for U.S. federal, state or local income tax purposes.

3.2Authority.  Each of the MPT Parties has all requisite limited liability company or partnership, as applicable, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to perform their respective obligations hereunder and thereunder. The execution and delivery of this Agreement and each other Transaction Document to which any of the MPT Parties is a party, the performance by each of the MPT Parties of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action by the manager, partner and member, as applicable, of each of the MPT Parties and no other action on the part of any of the MPT Parties is necessary to authorize the execution and delivery by the MPT Parties of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the MPT Parties, and, assuming due and valid authorization, execution and delivery hereof by the Prospect Medical Parties, is a valid and binding obligation of each of the MPT Parties, as the case may be, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.3No Conflict. The execution and delivery by each of the MPT Parties of this Agreement and each other Transaction Document to which any of the MPT Parties is a party, and the consummation by the MPT Parties of the transactions contemplated hereby and thereby in accordance with their respective terms, do not (a) violate, conflict with or result in a material default (whether after the giving of notice, lapse of time or both) under, or give rise to a right of termination of, any material contract, agreement, permit, license, authorization or obligation to which any of the MPT Parties is a party or by which any of the MPT Parties or any of their respective assets are bound, (b) conflict with, or result in, any violation of any provision of the certificate of formation, limited liability company agreement, limited partnership agreement, or other organizational documents of any of the MPT Parties; (c) violate or result in a violation of, in any material respect, or constitute a material default under (whether after the giving of notice, lapse of time or both), any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to any of the MPT Parties, or (d) require from any of the MPT Parties any notice to, declaration or filing with, consent, or approval of any Governmental Body or other Person.

3.4Litigation.  There is no Litigation, action, suit, proceeding, claim, arbitration or investigation pending or, to the actual knowledge of the MPT Parties, threatened in writing against any of the MPT Parties, nor are any of the MPT Parties subject to any outstanding order, writ, judgment, injunction or decree, in either case, which would (a) prevent, hinder or materially delay the consummation of the Transactions or (b) otherwise prevent, hinder or materially delay performance by any of the MPT Parties of any of their material obligations under this Agreement.

3.5Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission from any of the Prospect Medical Parties in connection with the Transactions based upon arrangements made by or on behalf of any of the MPT Parties or any of their respective Affiliates.

3.6Absence of Conduct; Undisclosed Liabilities.  Prior to the date hereof, none of the MPT Parties has engaged in any business, nor do any of them have any liabilities or obligations, other than those related to or incurred in connection with this Agreement or any other Transaction Documents to which any of the MPT Parties is a party, and the transactions contemplated hereby or thereby.

3.7Financing. Each of the MPT Parties affirms that it is not a condition to the Closing or to any of its other obligations under this Agreement or the other Transaction Documents that the MPT Parties or their Affiliates obtain financing for or related to any of the Transactions or the transactions contemplated under this Agreement.

4.PRE-CLOSING COVENANTS.

4.1Conduct of Business Prior to Closing.  Except as expressly provided or permitted herein, as set forth on Schedule 4.1, as required by contract in effect on the date hereof or by law, or as consented to in writing by the MPT Parties, during the period commencing on the date of this Agreement and ending at the applicable Closing Date or the earlier termination of this Agreement, each of the Prospect Medical Parties shall act and carry on its business in all material respects in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as expressly provided or permitted herein or as set forth on Schedule 4.1, or as required by contract in effect on the date hereof or by law, from and after the date hereof until the applicable Closing Date or the earlier termination of this Agreement, the Prospect Medical Parties shall not, directly or indirectly, do any of the following without the prior written consent of the MPT Parties (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)split, combine or reclassify any of its capital stock or equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, equity interests, or any of its other securities;

(b)authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock or equity interests of any class or any other securities or equity equivalents;

(c)pay, make or declare any distribution or dividend by any of the Prospect Medical Parties except for (i) such amounts as are necessary for the equity owners of each of the Prospect Medical Parties to pay and discharge their respective current tax liabilities arising with respect to such equity ownership, and (ii) aggregate distributions by Prospect Medical of up to Five Million and No/100 Dollars ($5,000,000.00); for the avoidance of doubt, nothing in this Section 4.1(c) shall prohibit any of the Subsidiaries of Prospect Medical from paying, making or declaring any distribution or dividend to any Subsidiary of Prospect Medical or to Prospect Medical);

(d)merge with, enter into a consolidation with or otherwise acquire an interest of the outstanding equity interests in any Person or acquire a substantial portion of the assets or business of any Person (or any division or line of business thereof); or

(e)enter into any executory agreement, commitment or undertaking, whether in writing or otherwise, to do any of the activities prohibited by the foregoing provision, or permit any of its directors, officers, partners, or Person or group of Persons possessing and/or exercising similar authority to authorize the taking of, any action prohibited by the foregoing provisions.

4.2Repayment of Indebtedness and Release of Encumbrances.  Except as permitted under the Intercreditor Agreement or the Foothill Intercompany Loan (subject to Section 6.2(h) hereof), at or prior to the initial Closing Date, the Prospect Medical Parties shall cause (i) the repayment or release of all tax liens, and mortgage loans or other borrowings secured by any of the Acquired Assets, Financed Asset, or interests therein, including, without limitation, the JPM Term Loan Debt, and any defeasance or penalty payments thereon, if applicable, and (ii) the release of all Encumbrances (other than Permitted Encumbrances) on any of the Acquired Assets, Financed Asset, or interests therein.

4.3Insurance. The Prospect Medical Parties will keep in full force and effect in all material respects existing Insurance Policies relating to the Acquired Assets and the Financed Asset which are presently in effect, subject to the continuing availability of such insurance coverages on reasonable terms and conditions; provided, however that to the extent the renewal of such Insurance Policies results in any material modifications of the same, the Prospect Medical Parties shall keep the MPT Parties informed of such material modifications; provided further, however, the MPT Parties shall not have any approval right over such material modifications.

4.4Consent to Collateral Assignment.  Prior to the applicable Closing, the Sellers and Borrower, as applicable, shall request, in writing, that the counterparties to each applicable Collateral Lease consent to the assignment of such Collateral Lease to Buyers or Lender (or their respective Affiliates), as applicable, such consent to be in form and substance reasonably satisfactory to the MPT Parties.

4.5Title and Survey Review. The MPT Parties shall order title commitments (collectively, the “Title Commitments”) from the Title Company, surveys and a zoning reports for the Real Property promptly after the Effective Date (the expenses associated with such commitments, surveys and reports, the “Title Expenses”). Subject to Section 6.5, the Prospect Medical Parties shall be responsible for and shall pay and be responsible for all Title Expenses. The MPT Parties shall promptly provide the Prospect Medical Parties with written notice of its objection (an "Objection") to any matters shown in the Title Commitments, surveys or zoning reports (“Title Matters”). All Title Matters with respect to which the MPT Parties fail to object to the Prospect Medical Parties in writing thirty (30) days after the MPT Parties’ receipt of the Title Commitments (including legible copies of all listed title exception documents) with respect to matters shown thereon, thirty (30) days after the MPT Parties’ receipt of the survey with respect to matters shown thereon, or thirty (30) days after the MPT Parties’ receipt of the zoning report with respect to matters shown thereon, in each case, shall be deemed included in the definition of Permitted Encumbrances; provided, however, in no event shall tax liens or Encumbrances securing Indebtedness be deemed Permitted Encumbrances, other than the Foothill Intercompany Loan (as herein defined) which shall be subordinated as required pursuant to Section 6.2(h). In the event that the Closing of the Special Condition Property is delayed beyond the applicable period for which the Title Company will remove the survey exception from the applicable Title Commitment, the MPT Parties shall be permitted to obtain an updated survey thereof. If any Encumbrance other than a Permitted Encumbrance not revealed in any Title Commitment or survey is discovered by the MPT Parties or by the Title Company and is added to the Title Commitment by the Title Company (or to any subsequent survey, if applicable) at or prior to the applicable Closing, the MPT Parties shall have until the earlier of (i) ten (10) days after the MPT Parties’ receipt of the updated, revised Title Commitment (or subsequent survey, if applicable) showing such new title exception, together with a legible copy of any such new matter, or (ii) the date of the applicable Closing, to provide the Prospect Medical Parties with an Objection to any such new title exception. The MPT Parties and Prospect Medical Parties shall reasonably cooperate and work together in good faith to resolve each Objection raised by the MPT Parties to the extent same is not a Permitted Encumbrance. Seller shall not under any circumstance be required or obligated to eliminate any Objection or Encumbrance, including without limitation, to bring any action or proceeding, to make any payments or otherwise to incur any expense in order to eliminate any Objection or Encumbrance or to arrange for title insurance insuring against enforcement of same, notwithstanding that Seller may have attempted to do so; provided, however, Seller shall satisfy all Mandatory Objections. If the Prospect Medical Parties do not remove or cure any Encumbrance which is not a Permitted Encumbrance prior to the applicable Closing Date, or if the Title Company is unable to issue at the applicable Closing an owner’s (or lender's, as the case may be) title insurance policy insuring good and marketable title to any portion of the Real Property free and clear of all Encumbrances other than the Permitted Encumbrances, Prospect Medical shall have the right to adjourn the scheduled the applicable Closing Date, one (1)-time only, for up to thirty (30) days in order to eliminate or endeavor to eliminate such Encumbrance which is not a Permitted Encumbrance, provided, that, once such matters are eliminated, Prospect Medical shall provide the MPT Parties at least five (5) Business Days’ notice before such newly scheduled Closing Date. If despite, and after such thirty (30) day adjournment, the Seller does not remove or cure any Encumbrance which is not a Permitted Encumbrance prior to the applicable Closing Date, or if the Title Company is unable to issue at the applicable Closing an owner’s (or lender's, as the case may be) title insurance policy insuring good and marketable title to any portion of the Real Property free and clear of all Encumbrances other than the Permitted Encumbrances, then the MPT Parties shall have the right, at the MPT Parties' option, to terminate this Agreement by written notice to the Prospect Medical Parties with respect to all of the Real Property or the portion of the Real Property affected by such objectionable title matter.

4.6Damage or Condemnation of Real Property. If, prior to the applicable Closing Date, all or any portion of the Real Property relating to any Facility is (i) materially damaged or destroyed by a fire or other casualty event, or (ii) a material portion thereof is taken by, or made subject to, condemnation, eminent domain or other governmental acquisition proceedings (and “material” in this context shall mean the amount of the damage or the value of the taking (in each case, as determined by an independent third party contractor or engineer selected by the applicable Prospect Medical Parties and reasonably approved by the MPT Parties) or the amount of insurance proceeds or condemnation award shall exceed the sum of thirty-five percent (35%) of the applicable Individual Purchase Price or Individual Mortgage Loan Amount for such Real Property) (in either case, an "Impacted Property"), the MPT Parties may elect by written notice to the Prospect Medical Parties either (a) to terminate this Agreement with respect to such Impacted Property, in which event, this Agreement shall remain in full force and effect with respect to the other Real Properties, or (b) to close the purchase of the Impacted Property in accordance with this Agreement, in which case, any insurance proceeds or award (net of collection costs) received by the applicable Prospect Medical Parties prior to the Closing shall be assigned to the applicable MPT Party at the applicable Closing to be held and applied in accordance with the Master Leases or the Mortgage Loan Agreement, as applicable.

5.ADDITIONAL AGREEMENTS.

5.1Access to Information.

(a)From and after the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with the terms provided herein, each of the Prospect Medical Parties shall, and shall cause each of their respective officers, employees and agents to (i) give the MPT Parties and their Representatives reasonable access upon reasonable notice and during normal business hours or other times mutually convenient to the MPT Parties and senior management of the Prospect Medical Parties to the Facilities, properties, key employees, books and records of the Prospect Medical Parties as from time to time may be reasonably requested (provided that MPT Parties and their Representatives shall comply with all applicable Prospect Medical policies and procedures regarding compliance with HIPAA, patient safety, and Facility access), (ii) permit the MPT Parties and their Representatives to make such inspections and to make copies of such books and records as they may reasonably require, and (iii) furnish the MPT Parties and their Representatives with such financial and operating data as the MPT Parties may from time to time reasonably request.  Notwithstanding the foregoing, neither Prospect Medical nor any of the Prospect Medical Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (x) contravene any law, rule, regulation, order, judgment, decree to which the Prospect Medical Parties are subject (including without limitation any Information Privacy and Security Laws) or binding agreement they have entered into prior to the date of this Agreement or (y) would reasonably be expected to violate or result in a loss or impairment of any attorney-client privilege or work product doctrine or similar privilege. The parties hereto will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Any such investigation by the MPT Parties shall not interfere with any of the businesses or operations of the Prospect Medical Parties.  Notwithstanding anything to the contrary in this Agreement, neither the MPT Parties nor their Representatives shall have any contact whatsoever with respect to the Prospect Medical Parties or with respect to the transactions contemplated by this Agreement with any partner, lender, lessor, vendor, customer, supplier, employee or consultant of the Prospect Medical Parties, except in consultation with Prospect Medical and then only with the express prior approval of Prospect Medical, which approval shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding anything to the contrary in this Agreement, neither MPT Parties nor their Representatives shall have the right to conduct confirmatory tenant interviews and/or contact any Governmental Body, other than customary inquiries as reasonably necessary in connection with customary zoning diligence,  with respect to matters concerning the Real Property, except in consultation with Prospect Medical and then only with the express prior approval of Prospect Medical, which approval shall not be unreasonably withheld, conditioned or delayed. All requests by the MPT Parties for access or information shall be submitted or directed exclusively to an individual or individuals to be designated by Prospect Medical.  In the event of the termination of this Agreement for any reason, the MPT Parties shall return or destroy all copies of books and records or other information received in connection with such investigations described in this Section 5.1(a).

(b)The MPT Parties and their Representatives (including their designated engineer, architects, surveyors and/or consultants) may, upon reasonable notice and during normal business hours or other times mutually convenient to the MPT Parties and senior management of the Prospect Medical Parties enter into and upon all or any portion of the Real Property in order to investigate and assess, as reasonably necessary or appropriate, any change to the condition (including the structural and environmental condition) of the Real Property occurring after the date hereof.

(c)The MPT Parties hereby release the Prospect Medical Indemnitees (as defined below) for any liability, damage, loss, cost or expense, including without limitation, reasonable attorneys’ fees and actual out-of-pocket expenses and court costs (“Losses”) incurred by any MPT Parties (or their Affiliates) arising as a result of any such investigation, other than any Losses resulting from the gross negligence or willful misconduct of the Prospect Medical Indemnitees.  The MPT Parties shall indemnify, defend and hold harmless the Prospect Medical Parties, their affiliates, and each of their respective shareholders, members, partners, trustees, directors, employees and agents (the “Prospect Medical Indemnitees”) from and against any and all Losses incurred by any of the Prospect Medical Indemnitees as the result of any such investigation and/or assessment and provided further that, in no event shall the MPT Parties and/or their Representatives undertake any intrusive testing of any kind without the prior written consent of the Prospect Medical Parties and the MPT Parties and their Representatives shall comply with all applicable Prospect Medical policies and procedures regarding compliance with HIPAA, patient safety, and Facility access, and further provided, that the Prospect Medical Parties or their Representatives shall have the right to accompany the MPT Parties during any such access. Each of the Prospect Medical Parties shall reasonably cooperate with the MPT Parties and their Representatives in conducting such investigation, and shall allow the MPT Parties and their Representatives reasonable access to the Real Property, the Facilities of the Prospect Medical Parties, together with permission to conduct such investigation, and shall provide to the MPT Parties and their Representatives all reasonably necessary information maintained by any of the Prospect Medical Parties in connection therewith.

5.2Third Party Consents and Regulatory Approvals.  Subject to the terms and conditions of this Agreement, each of the Parties hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Transactions as soon as practicable after the date hereof, including (i) preparing and filing, in consultation with the other party and as promptly as reasonably practicable and advisable after the date hereof, all required documentation to effect all material applications, notices, petitions and filings and to obtain as promptly as reasonably practicable all material consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations necessary to be obtained from any third party and/or any Governmental Body (including, without limitation, with respect to any material change of control consent or notification requirements to applicable federal and state healthcare regulatory agencies, if required) in order to consummate the Transactions and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such material consents, clearances, waivers, licenses, orders, registrations, approvals, permits, Tax rulings and authorizations and make all required filings with Governmental Bodies.

5.3Confidentiality; Press Releases.

(a)The Parties shall adhere to the terms and conditions of that certain Confidentiality Agreement, dated November 9, 2018, by and between MPT Operating Partnership and Prospect Medical (as amended, modified, supplemented or restated from time to time, the "Confidentiality Agreement") and such terms and conditions of the Confidentiality Agreement are hereby incorporated by reference into this Agreement. Notwithstanding any provision therein, the Confidentiality Agreement shall continue in full force and effect pursuant to its terms following Closing or earlier termination of this Agreement.

(b)The Parties hereto will, and will cause each of their Affiliates and Representatives to maintain the confidentiality of this Agreement. The Parties agree that public announcements or press release, if any, with respect to this Agreement or the transactions contemplated hereby shall be mutually approved in advance by the Parties; provided, however, that, notwithstanding any provision hereof or in the Confidentiality Agreement to the contrary, a Party, without the prior consent of the other Parties hereto, may (i) issue or cause publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by law or by the rules of any applicable self-regulatory organization (including, without limitation, federal and state securities laws and the rules and regulations of the NYSE or NASDAQ), in which event such Party will use its commercially reasonable efforts to allow the other Parties hereto reasonable time to comment on such press release or public announcement in advance of its issuance, and (ii) disclose that it has entered into this Agreement and the other Transaction Documents, and may provide and disclose information regarding this Agreement, the Parties to this Agreement and the other Transaction Documents, the Real Property, the Facilities, and the other assets and properties subject hereto and thereto, and such additional information which such party may reasonably deem necessary, to its proposed investors in connection with a public offering or private offering of securities (including, without limitation, the offerings to be conducted by Medical Properties Trust, Inc. in anticipation of the transactions contemplated herein), or any current or prospective lenders with respect to its financing, and to investors, analysts and other parties in connection with earnings calls and other normal communications with investors, analysts and other parties, or (iii) include any information in a prospectus, prospectus supplement or other offering circular or memorandum in connection with public or private capital raising or other activities undertaken by such party.  Notwithstanding the foregoing, nothing in this Section 5.3 shall prohibit any holder of any of Prospect Medical’s equity from disclosing the terms of this Agreement or the transactions contemplated hereby to any direct or indirect investor in such holder, in the ordinary course of such holder’s business.

5.4No Shop; Alternative Proposals. In consideration of the substantial expenditures of time, effort and expense undertaken by the MPT Parties and their representatives in connection with the due diligence investigation and review of various aspects of the proposed Transactions, during the period of time beginning on the date hereof and ending on October 31, 2019 (the "Exclusivity Period"), except for those matters set forth on Schedule 5.4, the Prospect Medical Parties will not, and will cause their respective Affiliates, Subsidiaries and Representatives not to, either directly or indirectly: (a) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or proposals that constitute, or could be expected to lead to, a proposal or offer for a transaction (other than the Transactions) involving the acquisition or financing of the Real Property, whether such transaction takes the form of a sale, merger, recapitalization, consolidation, business combination, transfer (except for any transfer of interests in Prospect Medical that do not trigger a Change of Control (e.g. exercise of stock options by option holders), financing or other similar transactions (any of the foregoing being referred to herein as an "Alternate Proposal"), (b) engage in negotiations or discussions concerning, or provide any confidential or non-public information to any person or entity relating to, any Alternate Proposal, or (c) enter into, or approve or formally recommend, any agreements or transactions relating to any Alternate Proposal. If any of the Prospect Medical Parties or their respective Affiliates, Subsidiaries, or Representatives receives an Alternate Proposal during the Exclusivity Period, such Alternate Proposal must be promptly and completely disclosed to the MPT Parties.  The Prospect Medical Parties and their respective Affiliates, Subsidiaries and Representatives shall immediately cease any discussions or negotiations with all parties that may be ongoing as of the date hereof with respect to any Alternate Proposal.

5.5Collateral Assignments. The Prospect Medical Parties and MPT Parties shall work collaboratively, in good faith, to identify those Collateral Leases that are necessary or otherwise material to the current use and operation of the business as currently conducted at the Real Property, and the Prospect Medical Parties shall use commercially reasonable efforts to provide to the MPT Parties, within sixty (60) days following the Closing Date, collateral assignments of the Prospect Medical Parties' rights under any so identified Collateral Leases, together with written consents from the counterparties to each such applicable Collateral Lease to the collateral assignments, such assignments and consents to be in form and substance reasonably satisfactory to the Parties.

5.6Further Action.

(a)Each of the applicable Parties and their respective Affiliates shall execute and deliver each of the Transaction Documents, and shall otherwise use commercially reasonable efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable and execute and deliver such other documents and instruments, as may be reasonably required or requested to carry out the provisions of this Agreement and each of the other Transaction Documents and consummate and make effective the transactions contemplated hereby and thereby, but without in any manner limiting such party's specific rights and obligations set forth in this Agreement and the other Transaction Documents.

(b)Following the Effective Date, the Prospect Medical Parties shall reasonably cooperate with the MPT Parties in the MPT Parties efforts to obtain, review and finalize the Title Commitments and Surveys for the Real Property identified on the property listing attached as EXHIBIT A and for which the same have not been received or finalized as of the Effective Date.

5.7Special Condition Property. For the period from the initial Closing to the applicable Closing for the Special Condition Property, the Prospect Medical Parties shall not pledge or otherwise encumber (or allow the pledge or encumbrance of) any Special Condition Seller's assets, except as permitted pursuant to the Intercreditor Agreement. In connection with the Closing of the Special Condition Property, Prospect Medical shall cause the Special Condition Sellers to be joined to this Agreement, and the Parties and the Special Condition Sellers shall execute a Joinder Agreement in form to be mutually agreed upon by the Parties (the "Special Condition Joinder"), which shall provide, among other things, that the acquisition of the Special Condition Property is subject to the representations, warranties, covenants, conditions and deliveries as set forth in this Agreement and that the Special Condition Property will be joined to Master Lease II at the applicable Closing; provided, that, except for the Fundamental Representations and the Surviving Representations of the Prospect Medical Parties, the Prospect Medical Parties shall not be required to reaffirm or satisfy the representations, warranties, covenants and conditions with respect to the initial Closing under this Agreement.

5.8Use of Proceeds. The Prospect Medical Parties covenant and agree that upon consummation of the initial Closing, the proceeds of the Sales, Mortgage Loan and the TRS Loan shall be used and applied to, among other things, (a) payment in full of the JPM Term Loan Debt, and (b) an aggregate pension contribution of at least Seventy Million and No/100 Dollars ($70,000,000.00) to fund accumulated benefit obligations under the Crozer-Keystone Health System Employees’ Retirement Plan, EIN: 61-1778286, PN: 001, such amount to be deposited into escrow at Closing pursuant to the terms of an escrow agreement (in form and substance mutually agreeable to the Parties) (the “Escrow Agreement”) to be entered into among the Parties and a mutually agreeable escrow agent (the “Escrow Agent”), and which Escrow Agreement shall provide that such pension contribution shall be made to such pension plan no later than January 15, 2020.

5.9Other Actions by Parties.  Without in any manner limiting any Party's specific rights and obligations set forth in this Agreement and the other Transaction Documents, no party hereto shall take (and shall use commercially reasonable efforts to cause its Affiliates not to take), directly or indirectly, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Transactions or the other transactions contemplated by this Agreement.

6.CONDITIONS TO OBLIGATION TO CLOSE; DELIVERABLES; CLOSING MATTERS.

6.1Conditions to the Obligations of Each Party to Effect the Transactions.  The respective obligations of the Parties to effect the Transactions are subject to the fulfillment or waiver by written consent of the other Parties, where permissible, at or prior to the applicable Closing Date, of each of the following conditions:

(a)No Injunctions, Orders or Restraints; Illegality; Lawsuits. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Body of competent jurisdiction, and no statute, rule, regulation or executive order promulgated or enacted by any governmental agency of competent jurisdiction, shall be in effect which would have the effect of (i) making the consummation of the Transactions illegal or (ii) otherwise prohibiting the consummation of the Transactions. Further, there shall not have been instituted in a court of competent jurisdiction by any creditor of Prospect Medical or any of the Prospect Medical Subsidiaries, any Governmental Body, or any other third party, any suit, action, or proceeding to restrain, enjoin, or invalidate the transactions contemplated by this Agreement and the other Transaction Documents; provided, however, that if any such suit, action, or proceeding is so instituted, then the Prospect Medical Parties and the MPT Parties shall use their commercially reasonable efforts to defend against the same and to take such other actions as may be necessary or desirable to permit the transactions contemplated by this Agreement and the other Transaction Documents to be consummated.

(b)No Termination.  None of the Parties shall have terminated this Agreement in accordance with the provisions of Section 7.1 hereof.

(c)Employment Matters. Samuel S. Lee shall be employed in his current executive position and with his current responsibilities for all of the Prospect Medical Parties and their respective Subsidiaries.

6.2Additional Conditions to Obligations of the MPT Parties.  The obligations of the MPT Parties to effect the Transactions are further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the MPT Parties at or prior to the applicable Closing Date:

(a)Representations and Warranties. The representations and warranties of the Prospect Medical Parties contained in this Agreement shall be true and correct in all material respects (x) as of the date of this Agreement and (y) as of the Closing Date as though made on the Closing Date, (except to the extent such representations and warranties expressly relate to a specific date or are made as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date); provided that so long as the representations and warranties in Sections 2.1, 2.2, 2.3, 2.4, and 2.24 are true and correct in all material respects, the closing condition in this Section 6.2(a) shall be deemed satisfied so long as the failure of any other representation or warranty to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Prospect Material Adverse Effect.

(b)Performance and Obligations of the Prospect Medical Parties. The Prospect Medical Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by the Prospect Medical Parties on or prior to the Closing Date.

(c)Special Conditions. Solely with respect to the Closing for the Special Condition Property, (i) the Special Conditions shall have been satisfied or waived in writing by the MPT Parties; and (ii) there shall not exist any Major Event of Default under and as defined in the Master Leases.

(d)Officer's Certificates.  Each of the MPT Parties shall have received certificates in form and substance reasonably satisfactory to the MPT Parties from each of the Prospect Medical Parties, which is executed and delivered by their respective Chief Executive Officer or Chief Financial Officer (or Persons exercising similar authority), dated as of the Closing Date, (A) stating therein that the conditions set forth in Sections 6.2(a), (b), and (c) have been satisfied in all respects, (B) certifying, with respect to Prospect Medical, as to (1) the Certificate of Incorporation and Bylaws, each as in effect from the date of this Agreement until the Closing Date, and (2) a copy of the votes and authorizing resolutions of the Prospect Medical Board and the requisite shareholders of Prospect Medical authorizing and approving the applicable matters contemplated hereunder and under the other Transaction Documents, (C) certifying  with respect to the Prospect Medical Subsidiaries, as applicable, as to (1) such Prospect Medical Subsidiary's articles or certificate of incorporation, bylaws, operating agreements, limited liability company agreements, partnership agreements, and other similar organizational and governing documents, each as in effect from the date of this Agreement until the Closing Date and (2) a copy of the applicable votes and authorizing resolutions of the requisite number of directors, stockholders, members, managers, partners or other Persons exercising similar authority authorizing and approving the applicable matters contemplated hereunder and under the other Transaction Documents, and (D) providing specimen signatures of the officers or authorized agents of each of the Prospect Medical Parties.

(e)Certificates of Existence and Good Standing. The MPT Parties shall have received certificates of existence and good standing of the Prospect Medical Parties dated within twenty (20) days prior to the Closing Date from, as applicable, the State of its incorporation or formation and, to the extent in which the character of its properties or in which the transaction of its business makes such qualification necessary, from the States of California, Connecticut, Rhode Island and the Commonwealth of Pennsylvania.

(f)Third-Party Consents. The Prospect Medical Parties shall have delivered to the MPT Parties written consents or waivers in a form reasonably satisfactory to the MPT Parties of the third parties to those contracts set forth on Schedule 6.2(f), and all such consents and waivers shall be in full force and effect.

(g)Additional Prospect Medical Parties' Deliverables.

(i)  Delivery of Real Property.  At the Closing, with respect to the applicable portion of the Real Property: (A) the applicable Seller will convey to the applicable Buyer marketable fee title to the Real Property constituting Acquired Assets, and (B) the Borrower will deliver a first priority mortgage Encumbrance on the Real Property constituting the Financed Asset, in each case, subject only to Permitted Encumbrances.

(ii)  Closing Transaction Documents.  The applicable Prospect Medical Parties shall have executed and delivered the Master Lease, the Mortgage Loan Documents, and the other Transaction Documents listed and described on the attached EXHIBIT F.

(iii)  Payoff Letters. The Prospect Medical Parties shall have delivered or caused to be delivered payoff letters in respect of all Indebtedness of the Prospect Medical Parties to be paid at the initial Closing (including with respect to the Special Condition Property at the initial Closing) pursuant to Section 4.2 and/or Section 4.5, including, without limitation, all JPM Term Loan Debt, and any principal, interest, fees or penalties outstanding or accrued thereunder, in each case, as of the Closing Date (such Indebtedness shall not include any Indebtedness permitted under the Intercreditor Agreement).

(iv)  Termination of Intercompany Leases. The Prospect Medical Parties shall have delivered to the MPT Parties fully-executed terminations of the intercompany leases between applicable Sellers and Operating Lessees, as identified on Schedule 6.2(g)(iv).

(v)  Title Commitments and Surveys.  The MPT Parties shall have received and had the opportunity to review the Title Commitments and Surveys for the Real Property in accordance with Section 4.5 (it being acknowledged that the Real Property shall be delivered in the condition specified in subsection (i) above).

(vi)  Closing Statement.  The Prospect Medical Parties shall have executed and delivered to the MPT Parties a Closing Statement regarding the transactions contemplated herein, and which in form and substance satisfactory to the Parties (the "Closing Statement").

(h)Subordination of Foothill Intercompany Loan. The applicable Prospect Medical Parties shall have executed and delivered (or cause to be executed and delivered) to the MPT Parties either (i) such amendments and subordinations with respect to the Foothill Intercompany Loan, in form and substance satisfactory to the MPT Parties, as necessary (A) to subordinate Prospect Medical Group, Inc.'s right to payment and lien priority thereunder to the rights, interest, and liens of the MPT Parties under the Transaction Documents, and (B) to restrict Prospect Medical Group, Inc.'s right to amend, modify, or increase the Foothill Intercompany Loan or the loan documents relating thereto (other than extensions of the same); or (ii) releases thereof.

(i)Amendment of Assignable Option Agreements. Each of the Assignable Option Agreements shall be amended to remove references to the JPM Term Loan Debt that is being repaid in full at the initial Closing and to amend the subordinating provisions thereof to add reference to the obligations of the Prospect Medical Parties related to the Transactions.

(j)Intercreditor Agreement.  The applicable administrative agent or collateral agent for any lenders or other secured parties claiming a lien on the ABL Priority Collateral (as defined in the form Intercreditor Agreement attached hereto as EXHIBIT G), shall have executed and delivered such intercreditor agreement in the form attached with the MPT Parties (the "Intercreditor Agreement").

6.3Additional Conditions to Obligations of the Prospect Medical Parties.  The obligation of the Prospect Medical Parties to effect the Transactions is further subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Prospect Medical at or prior to the Closing Date:

(a)Representations and Warranties.  Each of the representations and warranties of the MPT Parties contained in this Agreement shall be true and correct in all material respects (i) as of the date of this Agreement and (ii) as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date or as of the date hereof, in which case such representations and warranties shall be true and correct in all material respects as of such date).

(b)Performance of Obligations of the MPT Parties.  Each of the MPT Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the other Transaction Documents to be performed or complied with by it on or prior to the Closing Date.

(c)Solvency. Prospect Medical, each Prospect Medical Subsidiary and each Other Applicable Subsidiary, is, and after giving effect to the transactions contemplated in this Agreement and the other Transaction Documents, will be, Solvent.

(d)Officer's Certificate. The Prospect Medical Parties shall have received a certificate executed and delivered by the Chief Executive Officer, Chief Financial Officer, or Chief Operating Officer of each of the MPT Parties (or their parent entities), dated as of the Closing Date, stating therein that the conditions set forth in Sections 6.3(a), (b), and (c) have been satisfied and which shall include a copy of the resolutions of the MPT Parties' members, authorizing the transactions contemplated herein, the execution and delivery of all documents required to effectuate such, and designating the officers or managers of the MPT Parties who are authorized to execute and deliver such documents on behalf of the MPT Parties, together with a Certificate of Incumbency with respect to such officers or managers.

(e)Certificates of Existence and Good Standing.  The Prospect Medical Parties shall have received certificates of existence and good standing of the MPT Parties dated within twenty (20) days prior to the Closing Date from, as applicable, the State of its incorporation or formation and, to the extent in which the character of its properties or in which the transaction of its business makes such qualification necessary, from the States of California, Connecticut, and Rhode Island and the Commonwealth of Pennsylvania.

(f)Additional MPT Parties' Deliverables.

(i)  Purchase Price and Mortgage Loan Amounts.  The applicable MPT Parties shall deliver to the applicable Prospect Medical Parties the aggregate Purchase Price and the aggregate Mortgage Loan Amount, all in immediately available funds.

(ii)  Closing Transaction Documents.  The applicable MPT Parties shall have executed and delivered, as applicable, the Master Lease, the Mortgage Loan Documents, and the other Transaction Documents listed and described on the attached EXHIBIT F.

(iii)  Closing Statement.  The applicable MPT Parties shall have executed and delivered to the Prospect Medical Parties the Closing Statement.

(g)Intercreditor Agreement.  The applicable administrative agent or collateral agent for any lenders or other secured parties claiming a lien on the ABL Senior Collateral (as defined in the form Intercreditor Agreement attached hereto as EXHIBIT G), shall have executed and delivered the Intercreditor Agreement.

6.4Closing of Special Condition Property. At the Closing for the Special Condition Property, the applicable Parties shall execute and deliver (or cause to be executed and delivered) to one another the following:

(i)The Special Condition Joinder.

(ii) All applicable documents (or joinders thereto) as described in Sections 6.2(d) through 6.2(h) and in Section 6.3(d) through 6.3(g) above with respect to the Acquired Assets.

(iii)A joinder and amendment to the applicable Master Lease joining the Special Condition Property and the applicable Sellers and Buyers to the applicable Master Lease.

(iv)Documents and instruments substantially similar to those required by the Title Company and executed by the Prospect Medical Parties at the initial Closing to the extent applicable to the Special Condition Property, and such other documents and instruments reasonably and customarily required by the Title Company.

6.5Closing Cost Allocations and Prorations.

(a)Except as expressly provided in this Section 6.5, each Party shall be responsible for its attorneys' and other professional fees and costs incurred by it in connection with this Agreement and the Transactions.

(b)The Prospect Medical Parties shall be responsible for and shall pay or reimburse to the MPT Parties all of the Title Expenses, the costs and expenses of the Surveys, and the due diligence, inspection, investigation and testing costs of the MPT Parties, the costs of recording the Deeds and the Mortgage, and any other instruments documenting conveyance and/or encumbrance of the Acquired Assets and/or the Financed Asset, as applicable, all other recording and filing fees, all documentary stamps, transfer and all other taxes payable upon recordation of the Deeds and Mortgage, all costs of the MPT Parties incurred in connection with any intercreditor issues which arise in connection with the Transactions contemplated herein, and all reasonable attorneys' fees and other third party expenses of the MPT Parties incurred in connection with the Transactions, other than as set forth in Section 6.5(a) above. Notwithstanding the foregoing, upon request by Prospect Medical, the all of the costs and expenses described in Section 6.5(a) and (b), including reasonable attorney fees, can be added to the Lease Base (as defined in the Master Lease).

7.TERMINATION.

7.1Termination.  This Agreement may be terminated at any time prior to the Closing Date, as follows:

(a)by the mutual written consent of any of MPT Parties and Prospect Medical;

(b)by either Prospect Medical, on the one hand, or the MPT Parties, on the other hand, by written notice to the other if any Governmental Body of competent jurisdiction shall have issued an injunction or taken any other action (which injunction or other action the Parties hereto shall use commercially reasonable efforts to lift) that permanently restrains, enjoins or otherwise prohibits the consummation of the Transaction, and such injunction shall have become final and non-appealable;

(c)by either Prospect Medical, on the one hand, or the MPT Parties, on the other hand, by written notice to the other, if the consummation of the Transactions (other than with respect to the Special Condition Property) shall not have occurred on or before October 31, 2019 (the "Termination Date"); provided, however, that the right to terminate the Agreement pursuant to this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Transactions to close on or before such date;

(d)by Prospect Medical, if none of the Prospect Medical Parties are then in material breach of any of the terms of this Agreement, upon written notice to the MPT Parties if there occurs a material breach of any representation, warranty or covenant of any of the MPT Parties contained in this Agreement, such that the conditions set forth in Section 6.1 or Section 6.3 cannot be satisfied or cured prior to the Termination Date; provided, however, subject to Section 7.1(c), that such material breach is either not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by Prospect Medical to the MPT Parties;

(e)by any of the MPT Parties, if none of the MPT Parties are then in material breach of any of the terms of this Agreement, upon written notice to Prospect Medical if there occurs a material breach of any representation, warranty or covenant of any of the Prospect Medical Parties contained in this Agreement, such that the conditions set forth in Section 6.1 or Section 6.2 cannot be satisfied or cured prior to the Termination Date; provided, however, subject to Section 7.1(c), that such material breach is not capable of being cured or has not been cured within thirty (30) days after the giving of notice thereof by the MPT Parties to Prospect Medical; or

(f)by any of the MPT Parties pursuant to Section 4.5.

7.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the MPT Parties, the Prospect Medical Parties, or any of their respective directors, officers, employees, partners, Affiliates, managers, members or stockholders, and all rights and obligations of any party hereto shall cease, except that the provisions contained in, and the definitions pertaining to, Section 5.3, this Section 7.2, Section 9 and Section 10 shall survive the termination of this Agreement; provided, however, that notwithstanding the foregoing, no party shall be relieved or released from any liabilities or damages arising out of (i) its intentional and knowing material breach by such party of a representation or warranty, or (ii) any breach of a covenant to be performed by such party prior to such termination.

8.SURVIVAL: INDEMNIFICATION.

8.1Survival.

(a)The representations and warranties of the Prospect Medical Parties set forth in Sections 2.1, 2.2, 2.3, 2.4(a)(i), 2.4(b) and the representations and warranties of the MPT Parties in Sections 3.1, 3.2, and 3.3 (collectively, the “Fundamental Representations”) shall survive for a period of twelve (12) months after the applicable Closing. The representations and warranties of the Prospect Medical Parties set forth in Sections 2.4(a)(ii), 2.4(a)(iii) and 2.24 (collectively, the "Surviving Representations") shall survive the applicable Closing for the period of five (5) years after the applicable Closing.

(b)All other representations and warranties of the Parties contained in this Agreement shall terminate as of the Closing.

8.2Prospect Medical Parties' Agreement to Indemnify. Notwithstanding the existence of any insurance or self-insurance provided for in this Agreement, the Mortgage Loan Agreement, or the Master Lease and without regard to the policy limits of any such insurance or self-insurance, and in addition to any other indemnification obligation set forth herein or in any other Transaction Documents, subject to the limitations set forth in this Section 8, from and after the Closing each of the Prospect Medical Parties, jointly and severally, agrees to indemnify, defend and hold harmless each of the MPT Parties, their Affiliates and their respective officers, directors, members, (general and limited) partners, shareholders, employees, agents and representatives (collectively, the “MPT Indemnified Parties”) from and against all demands, claims, actions, losses, damages, liabilities, penalties, Taxes, costs and expenses (including, without limitation, attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) (collectively, “MPT Party Damages”) asserted against or incurred by the MPT Indemnified Parties or any of them arising out of or in connection with or resulting from (a) any breach of or misrepresentation associated with any Fundamental Representations of the Prospect Medical Parties, (b) any breach of or misrepresentation associated with any Surviving Representations of the Prospect Medical Parties, or (c) the Rhode Island Matter, including, without limitation, any and all MPT Party Damages resulting from, or arising out of, the Parties entering into the Transactions contemplated under this Agreement and the other Transaction Documents and the performance of the Parties' respective obligations hereunder and thereunder that relate in any way to the Rhode Island Matter, including, without limitation, any claims alleged or asserted by any third party against the MPT Parties involving willful or intentional misconduct, gross negligence, bad faith, fraud, or any other similar claims, and including, without limitation, any and all third party indirect, incidental, consequential, special, exemplary, or punitive damages arising out of or related to any of the foregoing claims alleged or asserted under this Section 8.2(c).

8.3MPT Parties' Agreement to Indemnify.  Subject to the limitations set forth in this Section 8, from and after the Closing each of the MPT Parties, jointly and severally, agrees to indemnify, defend and hold harmless the Prospect Medical Parties, and their respective representatives (collectively, the “Prospect Medical Indemnified Parties”) from and against all demands, claims, actions, losses, damages, liabilities, penalties, Taxes, costs and expenses (including, without limitation, reasonable attorneys’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) asserted against or incurred by any of Prospect Medical Indemnified Parties or any of them to the extent arising out of or in connection with or resulting from any breach of or misrepresentation associated with any Fundamental Representations of the MPT Parties (collectively, the “Prospect Medical Party Damages”).

8.4Notification and Defense of Claims.

(a)If any party is entitled to be indemnified pursuant to Section 8.2 or Section 8.3 (the “Indemnified Party”), the Indemnified Party shall notify the party liable for such indemnification (the “Indemnifying Party”), in writing, of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, as soon as possible after the  Indemnified Party becomes aware of such claim or demand; provided that, the Indemnified Party’s failure to give such notice to the Seller Parties in a timely fashion shall not result in the loss of the Indemnified Party’s rights with respect thereto except to the extent (x) the Indemnifying Party is materially prejudiced by the delay or (y) such notice relates to indemnification for breach of or misrepresentation associated with any Fundamental Representations or Surviving Representations and same is received more than ninety (90) days after the expiration of the survival period specified in Section 8.1.

(b)If the Indemnified Party shall duly and timely notify the Indemnifying Party of any claim or demand pursuant to the provisions hereof, and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party (a “Third Party Claim”), the Indemnifying Party shall have the obligation either (i) to promptly pay such claim or demand, or (ii) defend any such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party. After the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.4 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, provided that the Indemnified Party shall have the right to employ counsel, at the Indemnifying Party’s expense, to represent it if (A) in the Indemnified Party’s reasonable opinion the Indemnifying Party is not diligently prosecuting the defense of such Third Party Claim, (B) such Third Party Claim involves remedies against the Indemnified Party other than monetary damages and such remedies, in the Indemnified Party’s reasonable judgment, could have a material adverse effect on such Indemnified Party, (C) the  Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more defenses or counterclaims that may be alleged by the Indemnifying Party, or (D) the Indemnified Party believes in its reasonable discretion that a conflict of interest exists between the Indemnifying Party and the Indemnified Party with respect to such Third Party Claim or action, and in any such event the reasonable fees and expenses of such separate counsel for the Indemnified Party shall be paid by the Indemnifying Party.

(c)No Indemnifying Party may, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which includes any admission of wrongdoing or could result in any liability (including regulatory liability) of the Indemnified Party or which would otherwise in any manner affect, restrain or interfere with the business of the  Indemnified Party or any of the Indemnified Party’s Affiliates.

8.5Investigations. The right to indemnification based upon breaches or inaccuracies of representations, warranties and covenants will not be affected by any investigation conducted with respect to, or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, whether as a result of disclosure by a party pursuant to this Agreement or otherwise, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty or covenant, unless specifically set forth on the Schedules (as defined in Section 10.2 of this Agreement). The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, will not affect a party’s right to indemnification, payment of damages or other remedies based on such representations, warranties and covenants.

8.6Limitation of Liability.  Notwithstanding anything herein to the contrary, the maximum liability of the Prospect Medical Parties under this Section 8 shall be an amount equal to the aggregate of the Purchase Price and the Mortgage Loan Amount.

8.7Exclusive Remedy.  FROM AND AFTER THE CLOSING, THE PARTIES AGREE AND ACKNOWLEDGE THAT THE INDEMNIFICATION RIGHTS PROVIDED IN THIS SECTION 8 SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF THE PARTIES TO THIS AGREEMENT FOR BREACHES OF THIS AGREEMENT AND FOR ALL DISPUTES ARISING UNDER OR RELATING TO THIS AGREEMENT AND ANY ADDITIONAL AGREEMENTS OR DOCUMENTS EXECUTED OR DELIVERED IN OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, EXCEPT FOR POST-CLOSING COVENANTS OR CASES WHERE SPECIFIC PERFORMANCE IS AVAILABLE AS A REMEDY.  The Parties may not avoid the limitations on liability, recovery and recourse set forth in this SECTION 8 by seeking damages for breach of contract, tort or pursuant to any other theory or liability.

9.REPRESENTATIVES OF PARTIES.

9.1Prospect Medical Parties.  Each of the Prospect Medical Parties hereby appoints Prospect Medical as their duly authorized agent and representative (the "Prospect Medical Parties' Representative") to take all actions and enforce all rights of the Prospect Medical Parties under this Agreement, including, without limitation, (i) giving and receiving any notice or instruction permitted or required under this Agreement; (ii) interpreting all of the terms and provisions of this Agreement; (iii) authorizing payments or obtaining reimbursement as may be provided for herein; (iv) consenting to, compromising or settling all disputes with the MPT Parties under this Agreement; (v) conducting negotiations and dealing with the MPT Parties under this Agreement; and (vi) taking any other actions on behalf of the Prospect Medical Parties relating to the Prospect Medical Parties' rights, claims, duties and obligations under this Agreement. In the performance of the MPT Parties' respective duties and obligations hereunder, the MPT Parties shall be authorized and permitted to correspond and transact with Prospect Medical Parties' Representative on behalf of all the Prospect Medical Parties and shall be entitled to rely upon any document or instrument executed and delivered by the Prospect Medical Parties' Representative.

9.2MPT Parties.  The MPT Parties hereby appoint MPT of Springfield PMH, LLC as their duly authorized agent and representative (the "MPT Representative") to take all actions and enforce all rights of the MPT Parties under this Agreement, including, without limitation, (i) giving and receiving any notice or instruction permitted or required under this Agreement; (ii) interpreting all of the terms and provisions of this Agreement; (iii) authorizing payments or obtaining reimbursement as may be provided for herein; (iv) consenting to, compromising or settling all disputes with the Prospect Medical Parties under this Agreement; (v) conducting negotiations and dealing with the Prospect Medical Parties under this Agreement; and (vi) taking any other actions on behalf of the MPT Parties relating to the MPT Parties' rights, claims, duties and obligations under this Agreement.  In the performance of the Prospect Medical Parties' respective duties and obligations hereunder, the Prospect Medical Parties shall be authorized and permitted to correspond and transact with the MPT Representative on behalf of all the MPT Parties and shall be entitled to rely upon any document or instrument executed and delivered by the MPT Representative.

10.GENERAL PROVISIONS.

10.1Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or delivered (a) when personally delivered, (b) transmitted via telecopy (or other facsimile device) to the number set forth below if the sender on the same day sends a conforming copy of such notice by recognized overnight delivery service (charges prepaid), (c) when delivered via Electronic Transmission to the email address set forth below if the sender on the same day sends a conforming copy of such notice by recognized overnight delivery service (charges prepaid), (d) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (e) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

if to the Prospect	c/o Prospect Medical Holdings, Inc.
Medical Parties:	3415 South Sepulveda Blvd, 9th Floor
Los Angeles California 90034
Attn: Eric Samuels
Email: Eric.Samuels@prospectmedical.com

with a copy to:	Ropes & Gray LLP
800 Boylston Street, Prudential Tower
Boston, MA 02199
Attn: Walter McCabe
Email: Walter.McCabe@ropesgray.com

if to the MPT	c/o MPT Operating Partnership, L.P.

Parties:	1000 Urban Center Drive, Suite 501
Birmingham, Alabama 35242
Attn: Legal Department
Email: Legal@medicalpropertiestrust.com
Fax: (205) 969-3756

with a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
420 20th Street North, Suite 1400
Birmingham, Alabama 35203
Attn: Thomas O. Kolb, Esq.
Email: Tkolb@bakerdonelson.com
Fax: (205) 322-8007

or to such other address as either party may hereafter designate in writing, and shall be effective upon receipt.  A notice, demand, consent, approval, request and other communication shall be deemed to be duly received (i) if delivered in person or by a recognized delivery service, when left at the address of the recipient, (ii) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number, and (iii) if sent by Electronic Transmission when sent to the recipient’s email address, if the sender on the same day sends a conforming copy of such notice by recognized overnight delivery service (charges prepaid); provided that if a notice, demand, consent, approval, request or other communication is served by hand or is received by facsimile on a day which is not a Business Day, or after 5:00 p.m. on any Business Day (based upon Birmingham, Alabama time), such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. (based upon Birmingham, Alabama time) on the first Business Day thereafter.

10.2Disclosure Schedules.  Certain information set forth in the schedules to this Agreement (as may be amended from time to time by a Schedule Supplement, the "Schedules") is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the MPT Parties or the Prospect Medical Parties, as applicable, in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, MPT Parties or the Prospect Medical Parties, or their respective Affiliates, as applicable. Any information set forth in one section of the Schedule will be deemed to apply to other sections of the Schedules to which its relevance is reasonably inferable and/or apparent from the face of such disclosure (notwithstanding the omission of a reference or cross-reference thereto); provided, that, the Parties shall use good faith efforts to include a clear reference or cross-reference to such relevant information contained in other Schedules. From the date of this Agreement until the Closing Date, the Prospect Medical Parties shall have the right to amend and/or supplement the Schedules to reflect (a)(i) any deficiencies or inaccuracies in such Schedule arising out of circumstances or matters occurred or existed at or prior to the date hereof, and (ii) any deficiencies or inaccuracies in such Schedule arising out of circumstances or matters which first occurred or arose after the date of hereof, where such deficiency or inaccuracy would cause a failure of any condition set forth in Section 6.1 or Section 6.2, and (b) any other matter that, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described on such a Schedule or that is necessary to complete or correct any information in any representation or warranty contained in any of such Schedules (any such amendment or supplement, a "Schedule Supplement"); provided, that, unless otherwise expressly agreed to in writing by the MPT Parties, no additions, changes, or disclosures contained in any Schedule Supplement shall be deemed to cure any breach or inaccuracy of a representation or warranty, covenant or agreement or to satisfy any condition or be considered for purposes of establishing whether or not the closing conditions set forth in Section 6.1 or Section 6.2 have been satisfied.

10.3Assignment.  This Agreement is not assignable by any party without the prior written consent of the other parties.  Notwithstanding the foregoing, the MPT Parties may at any time and without the consent of the Prospect Medical Parties assign all of the MPT Parties' rights and obligations hereunder to any Affiliate of the MPT Parties; provided, however, any such assignment does not result in any additional consents or any material delay of the applicable Closing; provided further, however, that no such assignment shall relieve or release the MPT Parties from their obligations hereunder. Notwithstanding anything to the contrary herein, the MPT Parties may not assign or otherwise transfer all or any portion of the MPT Parties’ rights and obligations under this Agreement to any Affiliate of the MPT Parties that is owned, in whole or in part, by a Non-Permissible Assignee, except to the extent that any such assignment or transfer would be permitted under the other Transaction Documents.

10.4Severability.  The Parties agree that each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any application of this Agreement (as to any Party or otherwise) is held to be prohibited by or invalid under applicable law, such provision or application shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or any other applications of this Agreement.

10.5Interpretation.  The definitions set forth in Annex A and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof and “hereunder” and words of similar import shall be deemed to refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require.  All references herein to Articles, Sections, Schedules and Exhibits shall be deemed to refer to Articles, Sections and Schedules of, and Exhibits to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations).  Any reference in this Agreement to a “day” or number of “days” that does not refer explicitly to a “Business Day” or “Business Days” shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.6Fees and Expenses. If the Transactions are not consummated for any reason other than as a result of the Prospect Medical Parties' failure to satisfy a material condition or breach of a material covenant or obligation under this Agreement, each of the MPT Parties, on the one hand, and the Prospect Medical Parties, on the other hand, shall bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement and each other Transaction Document. If the Transactions are not consummated because or as a result of the Prospect Medical Parties' failure to comply with any provision of this Agreement, then all fees and expenses of the parties shall be paid by the Prospect Medical Parties in accordance with Section 6.5 hereof. Notwithstanding anything herein to the contrary, and in addition to the other provisions of this Agreement, if the Prospect Medical Parties, on the one hand, or the MPT Parties, on the other hand, brings any action, suit or other legal action or proceeding to enforce or establish any right of such party under this Agreement, the party prevailing in such action, suit or proceeding shall be entitled to recover all reasonable and documented out-of-pocket costs and expenses incurred by the prevailing party in connection therewith, including, without limitation, court costs and documented out-of-pocket attorneys’ fees.

10.7Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

10.8Jurisdiction and Venue.  EACH OF THE PARTIES CONSENTS TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE.  EXCEPT AS OTHERWISE PROVIDED IN THIS SECTION 10.8, EACH OF THE PARTIES AGREES THAT ANY ACTION OR PROCEEDING ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE BROUGHT AND TRIED EXCLUSIVELY IN THE STATE OR FEDERAL COURTS OF DELAWARE. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  EACH OF THE PARTIES EXPRESSLY ACKNOWLEDGES THAT NEW YORK IS A FAIR, JUST AND REASONABLE FORUM AND AGREES NOT TO SEEK REMOVAL OR TRANSFER OF ANY ACTION FILED BY THE OTHER PARTIES IN SAID COURTS.  FURTHER, EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY CERTIFIED MAIL ADDRESSED TO A PARTY AT THE ADDRESS DESIGNATED PURSUANT TO SECTION 10.1 SHALL BE EFFECTIVE SERVICE OF PROCESS AGAINST SUCH PARTY FOR ANY ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT.  A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT MAY BE ENFORCED IN ANY OTHER COURT TO WHOSE JURISDICTION ANY OF THE PARTIES IS OR MAY BE SUBJECT.  Notwithstanding the foregoing, each of the Parties hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source, or any of its representatives, in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, New York County, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York, located in the Borough of Manhattan (and appellate courts thereof), and that the provisions of Section 10.9 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

10.9Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION WITH THIS AGREEMENT OR SUCH AGREEMENTS.

10.10Specific Performance and Remedies.

(a)The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the provisions of this Agreement (without any requirement to post any bond or other security in connection with seeking such relief or to prove damages), or any other remedy at law or equity, exclusively in accordance with Section 10.8 hereof. The Parties hereto agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Prospect Medical Parties, on the one hand, and to prevent or restrain breaches of this Agreement by the MPT Parties, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding relating to this Section 10.10, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Section 10.10 in any court other than the aforesaid courts.  For purposes of this Section 10.10, each of the Parties hereto hereby consents to service of process in accordance with the terms of Section 10.8 of this Agreement.

(b)If the Closing shall not have occurred because of a breach by any of the Parties of their respective obligations under this Agreement and all of the conditions to such Parties' obligations as set forth in Section 6 have either been satisfied or previously waived (or would have been satisfied or are capable of being satisfied but for such breach of such Parties' respective obligations under this Agreement), then the non-breaching Parties shall have the right to a court order specifically enforcing the provisions of this Agreement to which such breach applies and, in any event, to specifically force the Closing to occur. If any of the non-breaching Parties brings any action to enforce specifically the performance of the terms and provisions of this Agreement by the breaching Parties, the Termination Date shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware court presiding over such action.

(c)In no event shall either party be entitled to both specific performance and damages.  Neither party shall be entitled to special, punitive or consequential damages.

10.11Entire Agreement; Modification.  This Agreement, together with all exhibits, schedules and the other documents referred to herein, embody and constitute the entire understanding between the Parties with respect to the transactions contemplated herein (other than the Confidentiality Agreement), and all prior agreements, understandings, representations and statements (oral or written) are merged into this Agreement.  The Parties have not relied upon, and shall not be entitled to rely upon, any prior or contemporaneous agreements, understandings, representations or statements (oral or written) other than this Agreement in effecting the transactions contemplated herein or otherwise.  Neither this Agreement, any exhibit or schedule attached hereto, nor any provision hereof or thereof may be modified or amended except by an instrument in writing signed by the Parties; provided that, notwithstanding anything to the contrary in this Agreement, Sections 10.7, 10.8, 10.9, 10.11, 10.15 and 10.17 and the definitions of “Financing Sources”, “Financing” and “Non-Recourse Party” (such sections and definitions, collectively, the “Financing Source Protection Provisions”), solely to the extent applicable to the Financing Sources, cannot be amended, waived or otherwise modified in a manner materially adverse to the Financing Sources, without the written consent of the Financing Sources.

10.12Extension; Waiver.  At any time prior to the Closing Date, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

10.13Joint Drafting.  The Parties hereto and their respective counsel have participated in the drafting and redrafting of this Agreement and the general rules of construction which would construe any provisions of this Agreement in favor of or to the advantage of one Party as opposed to the other Parties as a result of one Party drafting this Agreement as opposed to the other Parties or in resolving any conflict or ambiguity in favor of one Party as opposed to the other Parties on the basis of which Party drafted this Agreement are hereby expressly waived by all Parties to this Agreement.

10.14Counterparts.  This Agreement may be executed in any number of counterparts and via facsimile or other electronic means, each of which shall be an original, but all of which together shall constitute one and the same instrument.

10.15Binding Effect; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and, except as expressly set forth herein, is not intended to confer upon any other Person (other than a Non-Recourse Party with respect to Section 10.17 hereof) any rights or remedies hereunder; provided that, notwithstanding anything to the contrary in this Agreement, the Financing Sources shall be third party beneficiaries of, and shall have the right to enforce their rights and remedies under, the Financing Source Protection Provisions.

10.16Exhibits within Exhibits.  All exhibits or schedules referenced within any of the Exhibits attached hereto, which are not otherwise attached in an agreed upon form to such Exhibit, shall be mutually agreed to by the parties.

10.17No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, or in any document or instrument delivered in connection herewith, each of the Parties, by its acceptance, directly or indirectly, of the benefits of this Agreement, expressly covenants, acknowledges and agrees that (a) no Person other than the Parties hereto shall have any obligation hereunder (and with respect thereto, only to the extent expressly provided herein) and that no recourse hereunder shall be had against, and no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by (i) any of the Parties' former, current and future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, Affiliates, advisors, members, managers, general or limited partners, assignees, or  representatives, (ii) any Financing Sources, or (iii) any former, current or future direct or indirect equity holders, controlling persons, directors, officers, employees, agents, Affiliates, advisors, members, managers, general or limited partners or assignees, or representatives of any of the foregoing (each of the foregoing referred to in clause (i), (ii) or (iii) above being referred to as a “Non-Recourse Party”), for any obligations of the Parties under this Agreement, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of any such obligations or their creation or the Transactions, through any of the Parties or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of any of the Parties hereto against any of the other Parties or any Non-Recourse Party, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any law, statute, or regulation, or otherwise, and (b) in no event shall any Prospect Medical Party or any other Person shall have any right to, nor shall any MPT Party or any of its Representatives have any obligation to, enforce specifically or otherwise seek specific performance of the commitment letter referred to in the definition of “Financing” or any other agreements with any Financing Source relating to the Financing.  Each of the Parties hereby covenants and agrees that it shall not institute, and shall cause each of its Affiliates and its equity holders and representatives not to attempt to assign or institute, directly or indirectly, any claim, suit or proceeding or bring, or attempt to assign, any other claim arising under, or in connection with, this Agreement or the Transactions against any Non-Recourse Party.  Notwithstanding the foregoing, nothing in this Section 10.17 shall in any way limit or modify any Financing Source’s obligations to MPT Operating Partnership, Medical Properties Trust, Inc. or any MPT Party, as applicable, pursuant to any written agreement between such Financing Source, on the one hand, and MPT Operating Partnership, Medical Properties Trust, Inc. or such MPT Party, as applicable, on the other hand, with respect to the Financing.

10.18Electronically Transmitted Signatures.  In order to expedite the execution of this Agreement, telecopied signatures or signatures sent by electronic mail may be used in the place of original signatures on this Agreement.  The Parties intend to be bound by the signatures of the telecopied or electronically mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of the signature. Following any facsimile or electronic mail transmittal, the Party shall promptly deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.

10.19Necessary Actions. Each Party shall perform any further acts and execute and delivery any documents that may be reasonably necessary to carry out the provisions of this Agreement.

[Remainder of this page intentionally blank; Signature pages follow.]

IN WITNESS WHEREOF, the undersigned Parties have executed or caused to be executed this Agreement as of the Effective Date.

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Chairman and Chief Executive Officer

Signature Page 1 of 13

Real Property Asset Purchase Agreement

ALTA LOS ANGELES HOSPITALS, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	President

Signature Page 2 of 13

Real Property Asset Purchase Agreement

SOUTHERN CALIFORNIA HEALTHCARE SYSTEM, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	President

Signature Page 3 of 13

Real Property Asset Purchase Agreement

ALTA NEWPORT HOSPITAL, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	President

Signature Page 4 of 13

Real Property Asset Purchase Agreement

PROSPECT MANCHESTER HOSPITAL, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Senior Vice President

Signature Page 5 of 13

Real Property Asset Purchase Agreement

PROSPECT ROCKVILLE HOSPITAL, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Senior Vice President

Signature Page 6 of 13

Real Property Asset Purchase Agreement

PROSPECT WATERBURY, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Senior Vice President

Signature Page 7 of 13

Real Property Asset Purchase Agreement

PROSPECT CROZER, LLC

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Senior Vice President

Signature Page 8 of 13

Real Property Asset Purchase Agreement

PROSPECT ECHN, INC.

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Senior Vice President

Signature Page 9 of 13

Real Property Asset Purchase Agreement

PROSPECT CCMC, LLC

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Senior Vice President

Signature Page 10 of 13

Real Property Asset Purchase Agreement

PROSPECT DCMH, LLC

By:	/s/ Samuel S. Lee
Name:	Samuel S. Lee
Title:	Senior Vice President

Signature Page 11 of 13

Real Property Asset Purchase Agreement

MPT PARTIES:

MPT of Upper Darby PMH, LLC

MPT of Manchester PMH, LLC

MPT of Rockville PHM, LLC

MPT of Springfield PMH, LLC

MPT of Ridley Park PMH, LLC

MPT of Upland PMH, LLC

MPT of Waterbury PMH, LLC

MPT OF NORTH PROVIDENCE PMH, LLC

MPT OF PROVIDENCE PMH, LLC

By:	MPT Operating Partnership, L.P.
Its:	Sole Member of each above-referenced entity

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Its:	Executive Vice President & CFO

Signature Page 12 of 13

Real Property Asset Purchase Agreement

MPT of Van Nuys PMH, L.P.

By:	MPT of Van Nuys PMH GP, LLC
Its:	General Partner

MPT of Hollywood PMH, L.P.

By:	MPT of Hollywood PMH GP, LLC
Its:	General Partner

MPT of Los Angeles PMH, L.P.

By:	MPT of Los Angeles PMH GP, LLC
Its:	General Partner

MPT of Culver City PMH, L.P.

By:	MPT of Culver City PMH GP, LLC
Its:	General Partner

MPT of Bellflower PMH, L.P.

By:	MPT of Bellflower PMH GP, LLC
Its:	General Partner

MPT of Norwalk PMH, L.P.

By:	MPT of Norwalk PMH GP, LLC
Its:	General Partner

MPT of Tustin PMH, L.P.

By:	MPT of Tustin PMH GP, LLC
Its:	General Partner

By:	MPT Operating Partnership, L.P.
Its:	Sole Member of each above-referenced General Partner entity

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Its:	Executive Vice President & CFO

MPT TRS LENDER PMH, LLC

By:	MPT Development Services, Inc.
Its:	Sole Member

By:	/s/ R. Steven Hamner
Name:	R. Steven Hamner
Its:	Executive Vice President & CFO

Signature Page 13 of 13

Real Property Asset Purchase Agreement

LIST OF ANNEX AND EXHIBITS

Annex A	Defined Terms

Exhibit A	Addresses

Exhibit B	Master Lease I

Exhibit C	Riders and Inserts for Master Lease II

Exhibit D	Mortgage Loan Agreement

Exhibit E	TRS Note

Exhibit F	List of Transaction Documents for Closing

Exhibit G	Intercreditor Agreement

Exhibit H	Promissory Note

Exhibit I	Form of Mortgage

Exhibit J	Guaranty

Exhibit K	Security Agreement

Exhibit L	Pledge Agreement

Exhibit M	Noncompetition Agreement

Exhibit N	Environmental Indemnification Agreement

Exhibit O	Assignment of Rents and Leases

Exhibit P	Collateral Assignment

List of Annex and Exhibits

List of Annex and Exhibits